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                                 OPERATING AGREEMENT

       THIS AGREEMENT is made as of the Effective Date among Alliance Egyptian National Exploration Company, a company incorporated in the Cayman Islands (hereinafter referred to as Alliance); and GHP Exploration (Egypt), Ltd., a company incorporated in Bermuda (hereinafter referred to as GHP). The companies named above may sometimes individually be referred to as "Party" and collectively as "Parties".

                                    WITNESSETH:

       WHEREAS, the Parties have entered into or have been assigned rights in and to the Concession Agreement with Government and the EGPC covering the Concession Area; and

       WHEREAS, the Parties desire to define their respective rights and obligations with respect to their operations under the Concession Agreement.

       NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements and obligations set out below and to be performed, the Parties agree as follows:

                                     ARTICLE I
                                    DEFINITIONS

       As used in this Agreement, the following words and terms shall have the meaning ascribed to them below:

       "ACCOUNTING PROCEDURE" means the rules, provisions and conditions set forth and contained in Exhibit A to this Agreement.

       "AFE" means an authorization for expenditure pursuant to Article 6.6.

       "AFFILIATE" means a company, partnership or other legal entity which controls, or is controlled by, or which is controlled by an entity which controls, a Party. Control means the ownership directly or indirectly of fifty (50) percent or more of the voting rights in a company, partnership or legal entity.

       "AGREED INTEREST RATE" means interest compounded on a monthly basis, at the rate per annum equal to the one (1) month term, London Interbank Offered Rate (LIBOR rate) for U.S. dollar deposits, as published by THE WALL STREET JOURNAL or if not published, then by the FINANCIAL TIMES OF LONDON, plus two (2%) percentage points, applicable on the first Business Day prior to the due date of payment and thereafter on the first Business Day of each succeeding calendar month. If the aforesaid rate is contrary to any applicable usury law, the rate of interest to be charged shall be the maximum rate permitted by such applicable law.

       "AGREEMENT" means this agreement, together with the Exhibits attached to this agreement, and any extension, renewal or amendment hereof agreed to in writing by the Parties.

       "APPRAISAL WELL" means any well (other than an Exploration Well or a Development Well) whose purpose at the time of commencement of drilling such well is to appraise the extent or the volume of Hydrocarbon reserves contained in an existing Discovery.

       "BARREL" means a quantity consisting of forty-two (42) United States gallons, corrected to a temperature of sixty (60) degrees Fahrenheit under one (1) atmosphere of pressure.

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       "BOARD OF DIRECTORS" means the Board of Directors of the Operating
       Company and "Director" means a member of the Board of Directors.

       "BUSINESS DAY" means a day on which the banks in Calgary, Alberta and Houston, Texas are customarily open for business.

       "CALENDAR QUARTER" means a period of three (3) months commencing with January 1and ending on the following March 31, a period of three (3) months commencing with April 1and ending on the following June 30, a period of three (3) months commencing with July 1 and ending on the following September 30, or a period of three (3) months commencing with October 1 and ending on the following December 31 according to the Gregorian Calendar.

       "CALENDAR YEAR" means a period of twelve (12) months commencing with January 1 and ending on the following December 31 according to the Gregorian Calendar.

       "CASH PREMIUM" means the payment made pursuant to Article 7.5(B) by a Non-Consenting party to reinstate its rights to participate in an Exclusive Operation.

       "COMMERCIAL DISCOVERY" means any discovery of Hydrocarbons which in the opinion of the Operating Committee (or the Consenting Parties pursuant to Article 7.2) would warrant the development of the Hydrocarbons bearing reservoir, having regard to recoverable reserves, production, pipeline and terminal facilities, estimated petroleum prices and al other relevant technical and economic factors is sufficient to entitle the Parties to apply for authorization from the Government to commence exploitation.

       "COMPLETION" means an operation intended to complete a well through the Christmas tree as a producer of Hydrocarbons in one or more Zones, including, but not limited to, the setting of production casing, perforating, stimulating the well and production Testing conducted in such operation. Complete and other derivatives shall be construed accordingly.

       "CONCESSION AGREEMENT" means the instrument concluded between the Government, EGPC and National Exploration Company, ratified by the Government on September 22, 1997 and any extension, renewal or amendment thereof agreed to in writing by the Parties and those laws, statutes, rules and regulations with respect to the exploration, development and production of Hydrocarbons that govern such instrument or are incorporated by the terms of such instrument.

       "CONCESSION AREA" means as of the Effective Date the surface area which is described in Annex "A" to the Concession Agreement. The perimeter or perimeters of the Concession Area shall correspond to that area covered by the Concession Agreement, as such area may vary from time to time during the term of validity of the Concession Agreement.

       "CONSENTING PARTY" means a Party who agrees to participate in and pay its share of the cost of an Exclusive Operation.

       "CONTRACTOR" shall have the meaning ascribed to that term in the Concession Agreement.

       "COST OIL" means that portion of the total production of Hydrocarbons which is allocated to the Parties under the Concession Agreement for the recovery of Petroleum Costs and referred to and defined as "Cost Recovery Petroleum" in the Concession Agreement.

       "DAY" means a calendar day unless otherwise specifically provided.

       "DEFAULT NOTICE" shall have the meaning ascribed in Article 8.1.

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       "DEFAULTING PARTY" shall have the meaning ascribed in Article 8.1.

       "DEEPENING" means an operation whereby a well is drilled to an objective Zone below the deepest Zone in which the well was previously drilled, or below the deepest Zone proposed in the associated AFE, whichever is the deeper. DEEPEN and other derivatives shall be construed accordingly.

       "DEVELOPMENT BLOCK" shall have the meaning ascribed to that term in the Concession Agreement.

       "DEVELOPMENT LEASE" shall have the meaning ascribed to that term in the Concession Agreement.

       "DEVELOPMENT PERIOD" shall have the meaning given to that term in the Concession Agreement.

       "DEVELOPMENT PLAN" means a plan for the development of Hydrocarbons from a Development Lease.

       "DEVELOPMENT WELL" means any well drilled in the Contract Area pursuant to a Development Plan.

       "DISCOVERY" means the discovery of an accumulation of Hydrocarbons whose existence until that moment was unproven by drilling.

       "EFFECTIVE DATE" means the date this Agreement comes into effect as stated in Article II. "EGPC" means The Egyptian General Petroleum Corporation.

       "ENTITLEMENT" means a quantity of Hydrocarbons of which a Party has the right and obligation to take delivery of, pursuant to the Concession Agreement or, if applicable, an offtake agreement, and the terms of this Agreement, which, subject to the terms of the Participation Agreement, shall be derived in proportion to that Party's Participating Interest in the Hydrocarbons produced, after adjustment for overlift and underlifts.

       "EXCESS COST OIL" shall have the meaning given to "Excess Cost Recovery Oil" in the Concession Agreement.

       "EXCLUSIVE OPERATION" means those operations and activities carried out pursuant to this Agreement, the costs of which are chargeable to the account of less than all the Parties.

       "EXCLUSIVE WELL" means a well drilled pursuant to an Exclusive Operation.

       "EXPLORATION ADVISORY COMMITTEE" means the committee of that name provided for in the Concession Agreement.

       "EXPLORATION PERIOD" means any and all periods of exploration set out in the Concession Agreement.

       "EXPLORATION SUB-PERIOD" means one of the periods for exploration set out in the Concession Agreement.

       "EXPLORATION WELL" means any well whose purpose at the time of the commencement of drilling is to explore for an accumulation of Hydrocarbons whose existence was at that time unproven by drilling.

       "FINANCIAL YEAR" shall have the meaning given to that term in the Concession Agreement.

       "G&G DATA" means only geological, geophysical and geochemical data and other similar information that is not obtained through a well bore.

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       "GOVERNMENT" means the government of The Arab Republic of Egypt and any political subdivision or agency or instrumentality thereof, including without limitation EGPC.

       "GROSS NEGLIGENCE" means any act or failure to act (whether sole, joint or concurrent) by any person or entity which was intended to cause, or which was in reckless disregard of or wanton indifference to, harmful consequences such person or entity knew, or should have known, such act or failure would have on the safety or property of another person or entity.

       "HYDROCARBONS" means all substances including liquid and gaseous hydrocarbons which are subject to and covered by the Concession Agreement.

       "INITIAL EXPLORATION PERIOD" shall have the meaning given to that term in the Concession Agreement.

       "JOINT ACCOUNT" means the accounts maintained by Operator in accordance with the provisions of this Agreement and of the Accounting Procedure for Joint Operations.

       "JOINT OPERATIONS" means those operations and activities carried out by Operator pursuant to this Agreement and the Concession Agreement, including "Exploration" and "Development", as those terms are defined in the Concession Agreement, the costs of which are chargeable to all Parties.

       "JOINT PROPERTY" means, at any point in time, all wells, facilities, equipment, materials, information, funds and the property held for use in Joint Operations.

       "MANDATORY APPRAISAL WELL" means an Appraisal Well which, unless otherwise agreed to by EGPC, is required pursuant to the terms of the Concession to be drilled before notice of a Commercial Discovery may be given, provided this shall not include any such well which would qualify as an obligatory well under the Minimum Work Obligations for the then current Exploration Sub-Period.

       "MINIMUM WORK OBLIGATIONS" means those work and/or expenditure obligations specified in Article IV of the Concession Agreement.

       "NON-CONSENTING PARTY" means a Party who elects not to participate in an Exclusive Operation. "Non-Operator(s)" means the Party or Parties to this Agreement other than Operator.

       "OPERATING COMMITTEE" means the committee constituted in accordance with
       Article V.

       "OPERATING COMPANY" means the company to be created to conduct operations under the Concession after a Commercial Discovery.

       "OPERATOR" means a Party to this Agreement designated as such in accordance with this Agreement.

       "PARTICIPATING INTEREST" means the undivided percentage interest of each Party in the rights and obligations derived from the Concession Agreement and this Agreement.

       "PARTICIPATION AGREEMENT" means the Participation Agreement between Alliance and GHP dated March 27, 1998 and any amendments and revisions thereto.

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       "PARTY OR PARTIES" means any or all of the entities named in the first paragraph to this Agreement and any respective permitted successors or assigns.

       "PETROLEUM COSTS" means costs and expenses incurred by the Parties and allowed to be recovered pursuant to the Concession Agreement.

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       "PLUGGING BACK"  means a single operation whereby a deeper Zone is abandoned in order to attempt a Completion in a shallower Zone. Plug Back and other derivatives shall be construed accordingly.

       "PRODUCTION BONUS" means a bonus payable by the Parties under Article IX of the Concession Agreement.

       "PROFIT OIL" means that portion of the total production of Hydrocarbons, in excess of Cost Oil, which is allocated to the Parties under the terms of the Concession Agreement and includes the Parties' share of Excess Cost Oil contemplated in the Concession Agreement.

       "RECOMPLETION" means an operation whereby a Completion in one Zone is abandoned in order to attempt a Completion in a different Zone within the existing wellbore. RECOMPLETE and other derivatives shall be construed accordingly.

       "REWORKING" means an operation conducted in the wellbore of a well after it is Completed to secure, restore, or improve production in a Zone which is currently open to production in the wellbore. Such operations include, but are not limited to, well stimulation operations, but exclude any routine repair or maintenance work, or drilling, Sidetracking, Deepening, Completing, Recompleting. or Plugging Back of a well. REWORK and other derivatives shall be construed accordingly.

       "SIDETRACKING" means the directional control and intentional deviation of a well from vertical so as to change the bottom hole location unless done to straighten the hole or to drill around junk in the hole or to overcome other mechanical difficulties. SIDETRACK and other derivatives shall be construed accordingly.

       "TESTING" means an operation intended to evaluate the capacity of a Zone to produce Hydrocarbons. TEST and other derivatives shall be construed accordingly.

       "WORK PROGRAM AND BUDGET" means a work program for Joint Operations and budget therefor as described and approved in accordance with Article VI.

       "ZONE" means a stratum of earth containing or thought to contain an accumulation of Hydrocarbons separately producible from any other accumulation of Hydrocarbons.

                                     ARTICLE II
                              EFFECTIVE DATE AND TERM

       This Agreement shall have effect from January 1, 1999 and shall continue in effect until the Concession Agreement terminates and all materials, equipment and personal property used in connection with the Joint Operations have been removed and disposed of, and final settlement has been made among the Parties.

       Notwithstanding the preceding sentence:

       (A) Article X shall remain in effect until all wells have been properly abandoned; and

       (B) Article 4.5 and Article XVIII shall remain in effect until all obligations, claims, arbitrations and lawsuits have been settled or otherwise resolved; and

       (C) Article XV shall remain in effect until the time relating to the protection of confidential information and proprietary technology has expired.

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                                    ARTICLE III
                                       SCOPE

3.1    SCOPE

       (A) The purpose of this Agreement is to establish the respective rights and obligations of the Parties with regard to operations under the Concession Agreement, including without limitation the joint exploration, appraisal, development and production of Hydrocarbon reserves from the Concession Area.

       (B) Without limiting the generality of Article 3.1(A), the following activities are outside of the scope of this Agreement and are not addressed herein:

              (1) Construction, operation, maintenance, repair and removal of facilities downstream from the point of delivery of the Parties' shares of Hydrocarbons under the offtake agreement provided for in Article 9.2;

              (2) Transportation of Hydrocarbons beyond the point of delivery of the Parties' shares of Hydrocarbons under the offtake agreement provided for in Article 9.2;

              (3) Marketing and sales of Hydrocarbons, except as expressly provided in Articles 7.11(E) and 8.4 and in Article IX;

              (4) Acquisition of rights to explore for, appraise, develop or produce Hydrocarbons outside of the Concession Area (other than as a consequence of unitization with an adjoining Concession Area under the terms of the Concession Agreement); and

              (5) Exploration, appraisal, development or production of minerals other than Hydrocarbons, whether inside or outside of the Concession Area.

3.2    PARTICIPATING INTEREST

       (A) The Participating Interests of the Parties as of the Effective Date are:

              Alliance                    75%
              GHP                         25%

       (B) If a Party transfers all or part of its Participating Interest pursuant to the provisions of this Agreement and the Concession Agreement, the Participating Interests of the Parties shall be revised accordingly.

3.3    OWNERSHIP, OBLIGATIONS AND LIABILITIES

       (A) Unless otherwise provided in this Agreement or the Participation Agreement, all the rights and interests in and under the Concession Agreement, all Joint Property and any Hydrocarbons produced from the Concession Area shall, subject to the terms of the Concession Agreement, be owned by the Parties in accordance with their respective Participating Interests.

       (B) Unless otherwise provided in this Agreement or the Participation Agreement, the obligations of the Parties under the Concession Agreement and all liabilities and expenses incurred by Operator in connection with Joint Operations shall be charged to the Joint Account and all credits to the Joint Account shall be shared by the Parties, as among themselves, in accordance with their respective Participating Interests.

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       (C)    Each Party shall pay when due, in accordance with the Accounting
              Procedure, its Participating Interest share of Joint Account expenses, including cash advances and interest, accrued pursuant to this Agreement and the Participation Agreement. The Parties agree that time is of the essence for payments owing under this Agreement. A Party's payment of any charge under this Agreement shall be without prejudice to its right to later contest the charge.


                                     ARTICLE IV
                                      OPERATOR

4.1    DESIGNATION OF OPERATOR

       Alliance is designated as Operator, and agrees to act as such.

4.2    RIGHTS AND DUTIES OF OPERATOR

       (A) Subject to the terms and conditions of this Agreement, Operator shall have all of the rights, functions and duties of the Contractor in respect of the conduct of Joint Operations under the Concession Agreement and shall have exclusive charge of and shall conduct all Joint Operations. Operator may employ independent contractors and/or agents (which may include Affiliates of Operator) in such Joint Operations.

       (B)    In the conduct of Joint Operations Operator shall:

              (1) perform Joint Operations in accordance with the provisions of the Concession Agreement, this Agreement and the instructions of the Operating Committee not in conflict with this Agreement and in compliance with applicable laws, rules, regulations and decrees of the Arab Republic of Egypt.;

              (2) conduct all Joint Operations in a diligent, safe and efficient manner in accordance with good and prudent oil field practices and conservation principles generally followed by the international petroleum industry under similar circumstances;

              (3) subject to Article 4.6 and the Accounting Procedure, neither gain a profit nor suffer a loss as a result of being the Operator in its conduct of Joint Operations, provided that Operator may rely upon Operating Committee approval of specific accounting practices not in conflict with the Accounting Procedure;

              (4)    perform the duties for the Operating Committee set out in
                     Article V, and prepare and submit to the Operating Committee the proposed Work Programs, and Budget and AFE's as provided in Article VI;

              (5) acquire all permits, consents, approvals, surface or other rights that may be required for or in connection with the conduct of Joint Operations;

              (6) upon receipt of reasonable advance notice, permit the representatives of any of the Parties to have at all reasonable times and at their own risk and expense reasonable access to the Joint Operations with the right to observe all such Joint Operations and to inspect all Joint Property and to conduct financial audits as provided in the Accounting Procedure;

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              (7)    maintain the Concession Agreement in full force and effect.
                     Operator shall promptly pay and discharge all liabilities and expenses incurred in connection with Joint Operations and use its reasonable efforts to keep and maintain the Joint Property free from all liens, charges and encumbrances arising out of Joint Operations;

              (8) pay to the Government for the Joint Account, within the periods and in the manner prescribed by the Concession Agreement and all applicable laws and regulations, all periodic payments, royalties, taxes, fees and other payments pertaining to Joint Operations, but excluding any taxes measured by the incomes of the Parties;

              (9) carry out the obligations of Contractor pursuant to the Concession Agreement, including, but not limited to, preparing and furnishing such reports, records and information as may be required pursuant to the Concession Agreement;

              (10) have, in accordance with the decisions of the Operating Committee, Article 5.14 and Article 6.3(B), the exclusive right and obligation to represent the Parties in all dealings with the Government with respect to matters arising under the Concession Agreement and Joint Operations. Operator shall notify the other Parties as soon as possible of such meetings. Non-Operators shall have the right to attend such meetings but only in the capacity of observers. Nothing contained in this Agreement shall restrict any Party from holding discussions with the Government with respect to any issue peculiar to its particular business interests arising under the Concession Agreement or this Agreement, but in such event such Party shall promptly advise the Parties, if possible, before and in any event promptly after such discussions, provided that such Party shall not be required to divulge to the other Parties any matters discussed to the extent the same involve proprietary information or matters not affecting the other Parties; and

              (11) take all necessary and proper measures for the protection of life, health, the environment and property in the case of an emergency; provided, however, that Operator shall immediately notify the Parties of the details of such emergency and measures.

              (12) Include, to the extent practical, in its agreements with independent contractors to the extent lawful, provisions which:

                     (a) establish that such contractors can only enforce their agreements against Operator;

                     (b) permit operator, on behalf of itself and Non-Operators, to enforce contractual indemnities against, and recover losses and damages suffered by them (insofar as recovered under their contracts) from, such contractors; and

                     (c) require such contractors to take insurance required by Article 4.8(F).

4.3    TECHNICAL ADVISOR

       (A) The Parties designate GHP to assume the role of Technical Advisor under this Agreement and GHP agrees to accept and perform the responsibilities and duties associated therewith.

       (B) The Technical Advisor will have the general responsibility of providing, by itself or through Affiliates, geological and geophysical technical expertise necessary or appropriate for the conduct of Joint Operations on the Concession Area.

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       (C)    Without limiting the generality of the foregoing, the Technical
              Advisor shall:

              (1) Perform its duties in accordance with the provisions of this Agreement and the instructions of the Operating Committee;

              (2) Conduct its duties and responsibilities in a diligent, safe and efficient manner in accordance with good and prudent oil field practices generally followed by the international petroleum industry under similar circumstances;

              (3) Prepare and submit to the Operating Committee, in a timely manner, proposals for the Work Program and Budget pertaining to its work; and

              (4) Consult with Operator on a regular basis for the purpose of reviewing and scheduling the activities being carried out under this Agreement.

       (D) The Technical Advisor shall charge the Joint Account for the costs of providing the services described in this Article 4.3. GHP shall charge a rate of one hundred U.S. dollars (U. S. $100.00) per hour to cover the salaries, wages and related daily office expenses of any of its professional employees performing any duties of Technical Advisor as described in Article 4.3 (C) above. The hourly rate does not include extraordinary costs and expenses incurred by GHP in performing its role as Technical Advisor.

       (E) Costs incurred hereunder by Technical Advisor shall be billed to the Operator, on a monthly basis. Operator shall reimburse Technical Advisor for such costs and charge the Joint Account.

4.4    EMPLOYEES OF OPERATOR

       Subject to the provisions of the Concession Agreement and this Agreement, Operator shall determine the number of employees, the selection of such employees, the hours of work and the compensation to be paid all such employees in connection with Joint Operations. Operator shall employ only such employees, agents and contractors as are reasonably necessary to conduct Joint Operations.

4.5    INFORMATION SUPPLIED BY OPERATOR

       (A) Operator shall provide Non-Operators the following data and reports as they are currently produced or compiled from the Joint
              Operations:

              (1)    copies of all logs or surveys;

              (2)    daily drilling progress reports;

              (3)    advance notice of logging, coring and testing operations;

              (4)    copies of all Tests and core analysis reports;

              (5)    copies of the plugging reports;

              (6) copies of the final geological and geophysical maps and reports;

              (7) engineering studies, development schedules and annual progress reports on development projects;

              (8) field and well performance reports, including reservoir studies and reserve estimates;

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              (9)    copies of all reports relating to Joint Operations
                     furnished by Operator to the Government, except magnetic tapes which shall be stored by Operator and made available for inspection and/or copying at the sole expense of the Non-Operator requesting same;

              (10) other reports as frequently as is justified by the activities or as instructed by the Operating Committee; and

              (11) subject to Article 15.3, such additional information for Non-Operators as they or any of them may request, provided that the requesting party or Parties pay the costs of preparation of such information and that the preparation of such information will not unduly burden Operator's administrative and technical personnel. Only Non-Operators who pay such costs shall receive such additional information.

       (B) Operator shall give Non-Operators access at all reasonable times to all other data acquired in the conduct of Joint Operations. Any Non-Operator may make copies of such other data at its sole expense.

4.6    Settlement of Claims and Lawsuits

       (A) Operator shall promptly notify the Parties of any and all material claims or suits and such other claims and suits as the Operating Committee may direct which arise out of Joint Operations or relate in any way to Joint Operations. Operator shall represent the Parties and defend or oppose the claim or suit. Operator may in its sole discretion compromise or settle any such claim or suit or any related series of claims or suits for an amount not to exceed the equivalent of U.S. dollars fifty thousand (U.S. $50,000) exclusive of legal fees. Operator shall obtain the approval and direction of the Operating Committee on amounts in excess of the above stated amount. Each Non-Operator shall have the right to be represented by its own counsel at its own expense in the settlement, compromise or defense of such claims or suits.

       (B) Any Non-Operator shall promptly notify the other Parties of any claim made against such Non-Operator by a third party which arises out of or may affect the Joint Operations, and such Non-Operator shall defend or settle the same in accordance with any directions given by the Operating Committee. Those costs, expenses and damages incurred pursuant to such defense or settlement which are attributable to Joint Operations shall be for the Joint Account.

       (C) Not-withstanding Article 4.6(A) and Article 4.6(B), each Party shall have the right to participate in any such suit, prosecution, defense or settlement conducted in accordance with Article 4.6(A) and Article 4.6(B) at its sole cost and expense; provided a1ways that no Party may settle its Participating Interest share of any claim without first satisfying the Operating Committee that it can do so without prejudicing the interests of the Joint Operations or the other Parties.

4.6    Limitation on Liability of Operator

       (A) Except as set out in this Article 4.7, neither the Party designated as Operator nor the Technical Advisor nor any other indemnitee (as defined below) shall bear (except as a party to the extent of its Participating Interest share) any damage, loss, cost, expense or liability resulting from performing (or failing to perform) the duties and functions of the Operator or the Technical Advisor, and the indemnitees are hereby released from liability to Non-Operators for any and all damages, losses, costs, expenses and liabilities arising out of, incident to or resulting from such performance or failure to perform, even though caused in whole or in part by a pre-existing defect, the negligence (whether sole, joint or concurrent), Gross Negligence, strict liability or other legal fault of Operator (or any such indemnitee).

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       (B)    except as set out in this Article 4.7, the parties shall in proportion to their Participating Interests defend and indemnify Operator and its Affiliates, and the officers and directors of both (collectively, the "indemnitees"), from any and all damages, losses, costs, expenses (including reasonable legal costs. expenses and attorneys' fees) and liabilities incident to claims, demands or causes of action brought by or on behalf of any person or entity, which claims, demands or causes of action arise out of, are incident to or result from Joint Operations, even though caused in whole or in part by a pre-existing defect, the negligence (whether sole, joint or concurrent), Gross Negligence, strict liability or other legal fault of Operator or the Technical Advisor (or any such indemnitee) as the case may be.

       (C) Nothing in this Article 4.7 shall be deemed to relieve the Party designated as Operator or designated as Technical Advisor from its Participating Interest share of any damage, loss, cost, expense or liability arising out of, incident to or resulting from Joint Operations.

4.8    INSURANCE OBTAINED BY OPERATOR

       (A) Operator shall procure and maintain or cause to be procured and maintained for the Joint Account all insurance in the types and amounts required by the Concession Agreement and applicable laws, rules and regulations and as provided in Exhibit B.

       (B) Operator shall obtain such further insurance, at competitive rates, as the Operating Committee may from time to time require.

       (C) Any Party may elect not to participate in the insurance to be procured under Article 4.8(B) provided such Party:

              (1)    gives prompt notice to that effect to Operator;

              (2) does nothing which may interfere with Operator's negotiations for such insurance for the other Parties; and

              (3) obtains and maintains such insurance (in respect of which an annual certificate of adequate coverage from a reputable insurance broker shall be sufficient evidence) or other evidence of financial responsibility which fully covers its Participating Interest share of the risks that would be covered by the insurance procured under Article 4.8(B), and which the Operating Committee may determine to be acceptable. No such determination of acceptability shall in any way absolve a non-participating Party from its obligation to meet each cash call including any cash call in respect of damages and losses and/or the costs of remedying the same in accordance with the terms of this Agreement. If such Party obtains other insurance, such insurance shall contain a waiver of subrogation in favor of all the other Parties, the Operator and their insurers but only in respect of their interests under this Agreement and the Concession Agreement.

       (D) The cost of insurance in which all the Parties are participating shall be for the Joint Account and the cost of insurance in which less than all the Parties are participating shall be charged to the Parties participating in proportion to their respective Participating Interests.

       (E) Operator shall, in respect of all insurance obtained pursuant to this Article 4.8:

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              (1)    promptly inform the participating Parties when such
                     insurance is obtained and supply them with certificates of insurance or copies of the relevant policies when the same are issued;

              (2) arrange for the participating Parties, according to their respective Participating Interests, to be named as co-insureds on the relevant policies with waivers of subrogation in favor of all the Parties; and

              (3) duly file all claims and take all necessary and proper steps to collect any proceeds and credit any proceeds to the participating Parties in proportion to their respective Participating Interests.

       (F) Operator shall use its reasonable efforts to require all contractors performing work in respect of Joint Operations to obtain and maintain any and all insurance in the types and amounts required by any applicable laws, rules and regulations or any decision of the Operating Committee and shall use its reasonable efforts to require a11 such contractors to name the Parties as additional insureds on such contractors' insurance policies or to obtain from their insurers waivers of all rights of recourse against Operator, Non-Operators and their insurers.

4.9    COMMINGLING OF FUNDS

       Operator may not commingle the Operator's own funds the monies which Operator receives from or for the Joint Account pursuant to this Agreement. Such monies shall be applied only to their intended use and shall not be deemed to be funds belonging to Operator. Operator shall maintain a separate bank account solely for purposes on funds received in relation to the Joint Account pursuant to this Agreement and the Concession Agreement.

4.10   RESIGNATION OF OPERATOR

       Subject to Article 4.12, Operator may resign as Operator at any time by so notifying the other Parties at least one hundred and twenty (120) Days prior to the effective date of such resignation.

4.11   REMOVAL OF OPERATOR

       (A) Subject to Article 4.12, Operator sha11 be removed upon receipt of notice from any Non-Operator if:

              (1) an order is made by a court or an effective resolution is passed for the reorganization under any bankruptcy law, dissolution, liquidation, or winding up of Operator;

              (2) operator dissolves, liquidates, is wound up, or otherwise terminates its existence;

              (3) operator becomes insolvent, bankrupt or makes an assignment for the benefit of creditors; or

              (4) a receiver is appointed for a substantial part of Operator's assets.

       (B) Subject to Article 4.12, Operator may be removed by the decision of the Non-Operators if Operator has committed a material breach of this Agreement and has either failed to commence to cure that breach within thirty (30) Days of receipt of a notice from Non-Operators detailing the alleged breach or failed to diligently pursue the cure to completion. Any decision of Non-Operators to give notice of breach to Operator or to remove Operator under this
              Article 4.11(B) shall be made by an affirmative vote of Non-Operators holding a combined Participating Interest of at least twenty five percent (25%).

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       (B)    If Operator together with any Affiliate of Operator is or becomes the holder of a Participating Interest of less than twenty five percent (25%) then Operator shall be required to promptly notify the other Parties. The Operating Committee shall then vote within fifteen (15) Days of such notification on whether or not a successor Operator should be named pursuant to Article 4.12.

4.12   APPOINTMENT OF SUCCESSOR

       When a change of Operator occurs pursuant to Article 4.10 or Article
4.11:

       (A) The Operating Committee shall meet as soon as possible to appoint a successor Operator pursuant to the voting procedure of Article
              5.9. However, no party may be appointed successor Operator against its will.

       (B) If the Operator disputes commission of or failure to rectify a material breach alleged pursuant to Article 4.11(B) and proceedings are initiated pursuant to Article XVIII, no successor Operator may be appointed pending the conclusion or abandonment of such proceedings, subject to the terms of Article 8.3 with respect to Operator's breach of its payment obligations.

       (C) If an Operator is removed, other than in the case of Article 4.11(C), neither Operator nor any Affiliate of Operator shall have the right to vote for itself on the appointment of a successor Operator, nor be considered as a candidate for the successor Operator.

       (D) A resigning or removed Operator shall be compensated out of the Joint Account for its reasonable expenses directly related to its resignation or removal, except in the case of Article 4.11(B).

       (E) The resigning or removed Operator and the successor Operator shall arrange for the taking of an inventory of all Joint Property and Hydrocarbons, and an audit of the books and records of the removed Operator. Such inventory and audit shall be completed, if possible, no later than the effective date of the change of Operator and shall be subject to the approval of the Operating Committee. The liabilities and expenses of such inventory and audit shall be charged to the Joint Account.

       (F) The resignation or removal of Operator and its replacement by the successor Operator shall not become effective prior to receipt of any necessary Government approvals.

       (G) Upon the effective date of the resignation or removal, the successor Operator shall succeed to all duties, rights and authority prescribed for Operator. The former Operator shall transfer to the successor Operator custody of all Joint Property, books of account. records and other documents maintained by Operator pertaining to the Concession Area and to Joint Operations. Upon delivery of the above-described property and data, the former Operator shall be released and discharged from all obligations and liabilities as Operator accruing after such date.

                                     ARTICLE V
                                OPERATING COMMITTEE

5.1    ESTABLISHMENT OF OPERATING COMMITTEE

       To provide for the overall supervision and direction of Joint Operations, there is established an Operating Committee composed of representatives of each Party holding a Participating Interest. Each Party shall appoint one (1) representative and one (1) alternate representative to serve on the Operating Committee. Each Party shall as soon as possible after the date of this Agreement give notice in writing to the other Parties of the name and address of its representative and alternate representative to serve on the Operating Committee. Each Party shall have the right to change its representative and alternate at any time by giving notice to such effect to the other Parties.

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5.2     POWERS AND DUTIES OF OPERATING COMMITTEE

       The Operating Committee shall have power and duty to authorize and supervise Joint Operations that are necessary or desirable to fulfill the Concession Agreement and properly explore and exploit the Concession Area in accordance with this Agreement and in a manner appropriate in the circumstances.

5.3    AUTHORITY TO VOTE

       Subject to Article 8.2, the representative of a Party, or in his absence his alternate representative, shall be authorized to represent and bind such Party with respect to any matter which is within the powers of the Operating Committee and is properly brought before the Operating Committee. Each such representative shall have a vote equal to the Participating Interest of the Party such person represents. Each alternate representative shall be entitled to attend all Operating Committee meetings but shall have no vote at such meetings except in the absence of the representative for whom he is the alternate. In addition to the representative and alternate representative, each Party may also bring to any Operating Committee meetings such technical and other advisors as it may deem appropriate.


5.4    SUBCOMMITTEES

       The Operating Committee may establish such subcommittees, including technical subcommittees, as the Operating Committee may deem appropriate. The functions of such subcommittees shall be in an advisory capacity or as otherwise determined unanimously by the Parties.

5.5    NOTICE OF MEETING

       (A) Operator may call a meeting of the Operating Committee by giving notice to the Parties at least fifteen (15) Days in advance of such meeting.

       (B) Any Non-Operator may request a meeting of the Operating Committee by giving notice to all the other Parties. Upon receiving such request, Operator shall call such meeting for a date not less than fifteen (15) Days nor more than twenty (20) Days after receipt of the request.

       (C) The notice periods above may only be waived with the unanimous consent of all the Parties.

5.6    CONTENTS OF MEETING NOTICE

       (A) Each notice of a meeting of the Operating Committee as provided by Operator shall contain:

              (1)    the date, time and location of the meeting; and

              (2) an agenda of the matters and proposals to be considered and/or voted upon.

       (B)    A Party, by notice to the other Parties given not less than seven
              (7) Days prior to a meeting, may add additional matters to the agenda for a meeting.

       (C) On the request of a Party, and with the unanimous consent of all Parties, the Operating Committee may consider at a meeting a proposal not contained in such meeting agenda.

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5.7    LOCATION OF MEETINGS

       All meetings of the Operating Committee shall be held in Dallas, Texas, or elsewhere as may be decided by the Operating Committee.

5.8    OPERATOR'S DUTIES FOR MEETINGS

       (A) With respect to meetings of the Operating Committee and any subcommittee, Operator's duties shall include, but not be limited to:

              (1) timely preparation and distribution of the agenda, any proposed Work Programs and Budgets;

              (2)    organization and conduct of the meeting; and

              (3)    preparation of a written record or minutes of each meeting.

       (B) Operator shall have the right to appoint the chairman of the Operating Committee and all subcommittees.

5.9    VOTING PROCEDURE

       (A) Except as otherwise expressly provided in this Agreement, all decisions, approvals and other actions of the Operating Committee on all proposals coming before it shall be decided by the affirmative vote of two (2) or more Parties which are not Affiliates then having collectively at least sixty percent (60%) of the Participating Interests.

       (B) During any period during which there are only two (2) Parties to this Agreement, all decisions, approvals and other actions of the Operating Committee on all proposals coming before it shall be decided by the unanimous affirmative vote of the Parties. A failure to reach unanimity on any such matter shall be deemed to be a negative vote.

5.10   RECORD OF VOTES

       The chairman of the Operating Committee shall appoint a secretary who shall make a record of each proposal voted on and the results of such voting at each Operating Committee meeting. Each representative shall sign and be provided a copy of such record at the end of such meeting and it shall be considered the final record of the decisions of the Operating Committee.

5.11   MINUTES

       The secretary shall provide each Party with a copy of the minutes of the Operating Committee meeting within fifteen (15) Days after the end of the meeting. Each Party shall have fifteen (15) Days after receipt of such minutes to give notice of any comments to the minutes to the secretary. A failure to give notice specifying any comments to such minutes within said fifteen (15) Day period shall be deemed to be approval of such minutes. In any event. the votes recorded under Article 5.10 shall take precedence over the minutes described above.

5.12   VOTING BY NOTICE

       (A) In lieu of a meeting, any Party may submit any proposal to the Operating Committee for a vote by notice. The proposing Party or Parties shall notify Operator who shall give each representative notice describing the proposal so submitted. Each party shall communicate its vote by notice to the Operator and the other Parties within one of the following appropriate time periods after receipt of Operator's notice:

              (1) Forty-eight (48) hours in the case of operations which involve the use of a drilling rig that is standing by in the Concession Area.

              (2)   Twenty (20) Days in the case of all other proposals.

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       (B)    Except in the case of Article 5.12(A)(1), any Non-Operator may by notice delivered to all Parties within ten (10) Days of receipt of Operator's notice request that the proposal be decided at a meeting rather than by notice. In such an event, that proposal shall be decided at a meeting duly called for that purpose.

       (C) Except as provided in Article X, any Party failing to communicate its vote in a timely manner shall be deemed to have voted against such proposal.

       (D) If a meeting is not requested, then at the expiration of the appropriate time period, Operator shall give each Party a confirmation notice stating the tabulation and results of the vote.

5.13   EFFECT OF VOTE

       All decisions taken by the Operating Committee pursuant to this Article V, shall be conclusive and binding on all the Parties, except that:

       (A) If pursuant to this Article V, a Joint Operation, other than an operation to fulfill the Minimum Work Obligations, has been properly proposed to the Operating Committee and the Operating Committee has not approved such proposal in a timely manner, then any Party shall have the right for the appropriate period specified below to propose in accordance with Article VII, an Exclusive Operation involving operations essentially the same as those proposed for such Joint Operation.

              (1) For proposals involving the use of a drilling rig that is standing by in the Concession Area, such right shall be exercisable for twenty-four (24) hours after the time specified in Article 5.12(A)(1) has expired or after receipt of Operator's notice given pursuant to Article 5.13(D), as applicable.

              (2) For proposals to develop a Discovery, such right shall be exercisable for ten (10) Days after the date the Operating Committee was required to consider such proposal pursuant to Article 5.6 or Article 5.12.

              (3) For all other proposals, such right shall be exercisable for five (5) Days after the date the Operating Committee was required to consider such proposal pursuant to Article
                     5.6 or Article 5.12.

       (B) If a Party voted against any proposal which was approved by the Operating Committee and which could be conducted as an Exclusive Operation pursuant to Article VII, other than any proposal relating to Minimum Work Obligations, then such party shall have the right not to participate in the operation contemplated by such approval. Any such Party wishing to exercise its right of non-consent must give notice of non-consent to all other Parties within five (5) Days (or within twenty-four (24) hours if the drilling rig to be used in such operation is standing by in the Concession Area) following Operating Committee approval of such proposal. The Parties that were not entitled to give or did not give notice of non-Consent shall be Consenting Parties as to the operation contemplated by the Operating Committee approval, and shall conduct such operation as an Exclusive Operation under
              Article VII. Any Party that gave notice of non-consent shall be a Non-Consenting Party as to such Exclusive Operation.

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       (C)    If the Consenting Parties to an Exclusive Operation under Article
              5.13(A) or Article 5.13(B) concur, then the Operating Committee may, at any time, pursuant to Article V, reconsider its approval, decide or take action on any proposal that the Operating Committee declined to approve earlier, or modify or revoke an earlier approval, decision or action.

       (D) Once a Joint Operation for the drilling, Deepening. Testing, Sidetracking, Plugging Back, Completing, Recompleting, Reworking or plugging of a well has been approved and commenced, such operation shall not be discontinued without the consent of the Operating Committee; provided. however, that such operation may be discontinued, if:

              (1) an impenetrable substance or other condition in the hole is encountered which in the reasonable judgment of Operator causes the continuation of such operation to be impractical; or

              (2) other circumstances occur which in the reasonable judgment of Operator cause the continuation of such operation to be unwarranted [and after notice to the Operating Committee within the period required under Article 5.12(A)(1) the Operating Committee approves discontinuing such operation.]

       On the occurrence of either of the above, Operator shall promptly notify the Parties that such operation is being discontinued pursuant to the foregoing, and any Party shall have the right to propose in accordance with Article VII an Exclusive Operation to continue such operation.

5.14   REPRESENTATION OF NON-OPERATORS

       (A) GHP shall have the right to appoint one (1) representative to the Exploration Advisory Committee with the remaining two (2) members appointed by Contractor under the Concession Agreement filled by the Operator. This right is assignable by any of such Parties to any other of such Parties, to an Affiliate of any of such Parties and to a third party permitted assignee. The Operator shall be entitled to appoint a representative to the Exploration Advisory Committee if a Party fails or refuses to appoint its representative or, without prejudice to Article 8.2, if a Party's Participating Interest is transferred pursuant to Article 8.4.

       (B) Notwithstanding the appointment of a representative to the Exploration Advisory Committee by one or more Non-Operator, and provided that the Operator consults with and considers the input of the representative(s) appointed by the Non-Operator, the Operator shall be the primary spokesman for the Joint Operators on the Exploration Advisory Committee. The respective Party's member to the Exploration Advisory Committee shall fully support and vote in conformity with the decisions and instructions of the Operating Committee with respect to matters brought before the Exploration Advisory Committee, notwithstanding that such decision or instruction may not have been approved unanimously by the Operating Committee.


                                     ARTICLE VI
                             WORK PROGRAMS AND BUDGETS

6.1    EXPLORATION AND APPRAISAL

       (A) The Work Program and Budget for the Initial Exploration Period is attached as Exhibit "C" to this Agreement and is hereby deemed to be approved by each Party upon execution of this Agreement by said Party.

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       (B)    At least sixty (60) days prior to the applicable deadline under
              Article IV(C) of the Concession Agreement or such other deadline as may be agreed to by EGPC, Operator shall deliver to the Parties a proposed Work Program and Budget detailing the Joint Operations to be performed for the following Financial Year. Within thirty
              (30) Days of such delivery, the Operating Committee shall meet to consider and to endeavor to agree on a Work Program and Budget. Upon receipt of Operating Committee approval, such Work Program and Budget shall be submitted to the Exploration Advisory Committee as required by the Concession. The Operating Committee shall further meet and consider any revisions to the Work Program and Budget recommended by the Exploration Advisory Committee and make any such revisions as may be agreeable prior to submission to the EGPC.

       (C) If a Discovery is made, Operator shall deliver any notice of Discovery required under the Concession Agreement and shall as soon as possible submit to the Parties a report containing available details concerning the Discovery and Operator's recommendation as to whether the Discovery merits appraisal. If the Operating Committee determines that the Discovery merits appraisal, Operator within thirty (30) Days, shall deliver to the Parties a proposed Work Program and Budget for the appraisal of the Discovery. Within fifteen (15) Days of such delivery, or earlier if necessary to meet any applicable deadline under the Concession Agreement, the Operating Committee shall meet to consider, modify and then either approve or reject the appraisal Work Program and Budget. If the appraisal Work Program and Budget is approved by the Operating Committee, Operator shall take such steps as may be required under the Concession Agreement to secure approval of the appraisal Work Program and Budget by the Government. In the event the Government requires changes in the appraisal Work Program and Budget, the matter shall be resubmitted to the Operating Committee for further consideration.

       (D) In addition to the requirements of Article 6.l(C), if a Discovery is made and the drilling of a Mandatory Appraisal Well or Wells is required under the Concession in order to obtain a Development Lease in respect of the Discovery, the Operating Committee shall consider the drilling of the Mandatory Appraisal Well(s). Each of the Parties shall have the right not to participate in the drilling of such Mandatory Appraisal Well in which case the provisions of Article VII (and Article 7.4(C) in particular) shall apply; provided, for the avoidance of doubt, a Mandatory Appraisal Well that also qualifies as an obligatory well under the Minimum Work Obligation for the then current Exploration Sub-period shall be drilled as a Joint Operation.

       (E) The Work Program and Budget agreed pursuant to this Article 6.1 shall include the Minimum Work Obligations, or at least that part of such Minimum Work Obligations required to be carried out during the Financial Year in question under the terms of the Concession Agreement. If within the time periods prescribed in this Article
              6.1 the Operating Committee is unable to agree on such a Work Program and Budget, then the proposal capable of satisfying the Minimum Work Obligations for the Financial Year in question that receives the largest Participating Interest vote (even if less than the applicable percentage under Article 5.9) shall be deemed adopted as part of the annual Work Program and Budget. If competing proposals receive equal votes, then Operator shall choose between those competing proposals. Any portion of a Work Program and Budget adopted pursuant to this Article 6.1(E) instead of Article 5.9 shall include only such operations for the Joint Account as are necessary to maintain the Concession Agreement in full force and effect, including such operations as are necessary to fulfill the Minimum Work Obligations required for the given Financial Year.

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       (F)    Any approved Work Program and Budget may be revised by the
              Operating Committee from time to time. To the extent such revisions are approved by the Operating Committee, the Work Program and Budget shall be amended accordingly. The Operator shall prepare and submit a corresponding work program and budget amendment to the Government if required by the terms of the Concession Agreement.

       (G) Subject to Article 6.7, approval of any such Work Program and Budget, which includes an Exploration or Appraisal Well, whether by drilling, Deepening or Sidetracking, shall include approval for only expenditures necessary for the drilling, Deepening, or Sidetracking, of such well, as applicable. When an Exploration Well or Appraisal Well has reached its authorized depth, all logs, cores and other approved Tests have been conducted and the results furnished to the Parties, Operator shall submit to the Parties in accordance with Article 5.12(A)(1) an election to participate in an attempt to Complete or perform additional downhole operations for such well. Operator shall include in such submission Operator's recommendation on such Completion attempt and an AFE for such Completion costs. In the event that less than all of the Parties elect to participate in such Completion, the Completion may proceed as an Exclusive Operation under Article VII. Any Party that gave notice of non-consent shall be a Non-Consenting Party as to such Exclusive Operation.

       (H) Any Party desiring to propose a Completion attempt, or an alternative Completion attempt, must do so within the time period provided in Article 5.12(A)(1) by notifying all other Parties. Any such proposal shall include an AFE for such Completion costs.

6.2    DEVELOPMENT

       (A) If, before or after the drilling of any Mandatory Appraisal Wells, the Operating Committee determines that a Discovery may be a Commercial Discovery the Operator shall, as soon as practicable but prior to providing notice of the Commercial Discovery to EGPC, deliver to the Parties a Development Plan which shall contain, INTER ALIA:

              (1) details of the proposed work to be undertaken, personnel required and expenditures to be incurred, including the timing of same, on a Calendar Year basis;

              (2)    an estimated date for the commencement of production;

              (3)    a delineation of the proposed Development Lease; and

              (4)    any other information requested by the Operating Committee.

       (B) Within thirty (30) days of receipt of the Development Plan and prior to any applicable deadline to file for a Commercial Discovery under the Concession Agreement, the Operating Committee shall meet to consider, modify and then either approve or reject the Development Plan. If the Development Plan is approved by the Operating Committee, Operator shall, as soon as possible, deliver notice of Commercial Discovery to EGPC.

              Within sixty (60) Days following receipt of such notice by the Government and EGPC, Operator and EGPC shall meet to review all appropriate data with a view to agreeing on the existence of a Commercial Discovery. If EGPC or the Government require changes in the Development Plan, Operator shall resubmit the matter to the Operating Committee for review and approval. Upon EGPC's agreement that the Discovery constitutes a Commercial Discovery under the Concession the Operating Company contemplated in Article VI of the Concession shall be formed for the purposes of conducting further operations and activities under the Concession.

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6.3    OPERATING COMPANY

       (A)    Upon formation of the Operating Company, as provided for in
              Article 6.2(B), the Parties shall meet to allocate duties and responsibilities between the Operating Company and the Operator. To the extent that the Operator's duties and responsibilities under this Agreement are assumed by the Operating Company, the Operator shall be released from any further responsibility and liability therefor.

       (B) GHP shall be entitled to appoint one (1) Director to represent Contractor on the Board of Directors of the Operating Company. In all other cases, each Party shall be entitled to appoint one (1) Director to the Board of Directors for each twenty-five percent (25%) Participating Interest held by such Party. Parties having a Participating Interest less than twenty-five percent (25%) shall be entitled to have a representative attend Directors' meetings as an observer only. The Operator shall be entitled to appoint representatives to fill any vacancy in the four (4) positions allotted to Contractor on the Board of Directors.

       (C) Notwithstanding the formation of the Operating Company, the Operator shall continue to represent the interests of the Parties in all matters that are not specifically delegated to the Operating Company under the Concession and, except for the appointment of Contractor's Directors to the Board of Directors of the Operating Company as set forth in Article 6.3(B), shall continue to satisfy the obligations of Contractor under the Concession on behalf of the Non-Operators in accordance with the terms of this Agreement. Without limiting the generality of the foregoing, Operator shall:

              (1) Review and provide recommendations to the Parties with respect to proposals and recommendations submitted by the Operating Company to the Board of Directors thereof, including, without limitation, proposed Work Programs and Budgets, production schedules and estimated cash requirements;

              (2) Assist the Operating Company, by secondment of personnel or through a service contract, in the conduct of the Operating Company's operations under the Concession as agent for the Parties and EGPC;

              (3) Make reasonable efforts to cause the Operating Company to submit the proposed Work Program and Budget to the Operating Committee within a time frame so as to allow for a reasonable period to conduct its review and obtain its approval prior to submission to the Board of Directors; and

              (4) In the event that the Board of Directors require changes to any Work Program and Budget, resubmit the matter to the Operating Committee for approval.

       (D) In the meetings of the Board of Directors and of the shareholders of the Operating Company, each Party's respective member(s) of the Board of Directors and their respective representative(s) and the Party's representatives at the shareholder meetings (and any proxy for them) and the members of the Operating Company management appointed by the Operator, shall fully support and vote in conformity with the decisions of the Operating Committee previously made in accordance with the provisions of the Agreement and any other resolution previously taken by the Parties under this Agreement. If a Party will not have a representative present at a meeting of either the Board of Directors or the shareholders of the Operating Company, such Party shall, prior to such meeting, furnish the other Party a written proxy for the votes to be taken at such meeting, consistent with the vote of the Operating Committee. If an Exclusive Operation is to be conducted by the Operating

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              Company, the Parties shall agree upon procedures regarding decision making within and governance of the Parties' interests in the Operating Company in conducting such operations, including without limitation, procedures for Board of Directors voting by the Parties, confidentiality and allocation of the Exclusive Operations costs and expenses within the Operating Company.

       (E) After formation of the Operating Company, certain of the Joint Operations shall be carried out by Operating Company, pursuant to the Concession, as agent on behalf of the shareholders of Operating Company, or where necessary by Operator or through duly authorized agents or independent contractors engaged by either Operator or Operating Company.

       (F) In the conduct of Joint Operations, Operator, under the direction and supervision of the Operating Committee, shall use all reasonable efforts to require that Operating Company shall:

              (1) Conduct diligently all Joint Operations in accordance with Operator's standards and the practices generally followed by the petroleum industry in the Arab Republic of Egypt under similar circumstances and conditions and in conformance with good oilfield and engineering practices; perform all Joint Operations in an efficient and economic manner and in compliance with the provisions of the Concession and all applicable laws and regulations;

              (2) Proceed with due diligence to acquire for the Joint Account any and all surface rights that may be required for or in connection with the conduct of the Joint Operations;

              (3) Keep the Joint Property free from liens, charges and encumbrances arising out of the Joint Operations;

              (4) Pay all costs and expenses incurred by it in the Joint Operations promptly and when due and payable;

              (5) Purchase and maintain in force any and all insurance required by law and purchase or provide any additional insurance authorized by the Board of Directors; and

              (6) Carry out each program of Joint Operations adopted by the Operating Committee within the limits of the approved Operating Company budget and shall not undertake any Joint Operations not included in an approved budget or make any expenditures during a budget period in excess of the budgeted amounts approved therefor except in compliance with the internal rules and regulations of the Operating Company and subject to approval as may be required under Articles 6.6 and 6.7 of this Agreement, as applicable.

6.4    ITEMIZATION OF EXPENDITURES

       (A) During the preparation of the proposed Work Programs and Budgets and Development Plans contemplated in this Article VI, Operator shall consult with the Operating Committee or the appropriate subcommittees regarding the contents of such Work Programs and Budgets and Development Plans.

       (B) Each Work Program and Budget and Development Plan submitted by Operator shall contain an itemized estimate of the costs of Joint Operations and all other expenditures to be made for the Joint Account during the Calendar Year in question and shall, INTER
              ALIA:

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              (1)    identify each work category in sufficient detail to afford the ready identification of the nature, scope and duration of the activity in question;

              (2) include such reasonable information regarding Operator's allocation procedures and estimated manpower costs as the Operating Committee may determine;

              (3)    comply with the requirements of the Concession Agreement.

       (C) The Work Program and Budget shall designate the portion or portions of the Concession Area in which Joint Operations itemized in such Work Program and Budget are to be conducted and shall specify the kind and extent of such operations in such detail as the Operating Committee may deem suitable.

6.5    CONTRACT AWARDS

       Subject to the requirements contained in the Concession Agreement and applicable laws, Operator shall award each contract for approved Joint Operations on the following basis (the amounts stated are in thousands of U.S. dollars):

                                          PROCEDURE A            PROCEDURE B             PROCEDURE C
                                          ----------------------------------------------------------
Exploration and                           $0 to $200           $ 200 to $ 1,000            >$1,000
  Appraisal Operations
Development Operations                    $0 to $200           $200 to $1,000              >$1,000
Production Operations                     $0 to $200           $200 to $1,000              >$1,000

PROCEDURE

(A) Operator shall award the contracts to the best qualified contractor as determined by cost and ability to perform the contract without the obligation to tender and without informing or seeking the approval of the Operating Committee, except that before entering into contracts with Affiliates of the Operator exceeding U.S. dollars Fifty Thousand (U.S. $50,000), Operator shall obtain the approval of the Operating Committee. If requested by any Party, Operator shall circulate to the Parties a copy of the final version of the contract awarded.

PROCEDURE

(B)    Operator shall:

       (1) provide the Parties with a list of the entities whom Operator proposes to invite to tender for the said contracts;

       (2) add to such list any entity whom a Party requests to be added within fourteen (14) Days of receipt of such list;

       (3)    complete the tendering process within a reasonable period of time;

       (4) inform the Parties of the entities to whom the contract has been awarded, provided that before awarding contracts to Affiliates of the Operator which exceed U .S. dollars Fifty Thousand (U.S. $50,000), Operator shall obtain the approval of the Operating Committee;

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              contract in excess of five hundred thousand ($500,000) Dollars
              (U.S.), Operating Committee shall vote on the award in advance of the vote by the Board of Directors.

6.6    AUTHORIZATION FOR EXPENDITURE ("AFE") PROCEDURE

       (A) Prior to incurring any commitment or expenditure for the Joint Account, which is estimated to be in excess of U.S. dollars One Hundred Thousand (U.S. $ 100,000), Operator shall send to each Non-Operator an AFE as described in Article 6.6(C).

       (B) Prior to making any expenditures or incurring any commitments for work subject to the AFE procedure in Article 6.6(A), Operator shall obtain the approval of the Operating Committee to an AFE. If the Operating Committee approves an AFE for the operation within the applicable time period under Article 5.12, Operator shall be authorized to conduct the operation under the terms of this Agreement. If the Operating Committee fails to approve an AFE for the operation within the applicable time period, the operation shall be deemed rejected. Operator shall promptly notify the Parties if the operation has been rejected, and, subject to
              Article VII, any Party may thereafter propose to conduct the operation as an Exclusive Operation under Article VII. When an operation is rejected under this Article 6.6(B) or an operation is approved for differing amounts than those provided for in the applicable line items of the approved Work Program and Budget, the Work Program and Budget shall be deemed to be revised accordingly. Notwithstanding the above, if an AFE covers commitments or expenditures for Minimum Work Obligations listed as separate line items in an approved Work Program and Budget, the AFE is for informational purposes only and Operator shall be obliged to proceed, subject to Article 6.7, without additional Operating Committee Approval.

(C)    Each AFE issued by the Operator shall:

       (1) identify the operation by specific reference to the applicable line items in the Work Program and Budget;

       (2)    describe the work in detail;

       (3) contain Operator's best estimate of the total funds required to carry out such work;

       (4)    outline the proposed work schedule;

       (5)    provide a timetable of expenditures, if known; and

       (6)    be accompanied by such other necessary supporting information.

6.7    OVEREXPENDITURES OF WORK PROGRAMS AND BUDGETS

       (A) For expenditures on any line item of an approved Work Program and Budget, Operator shall be entitled to incur without further approval of the Operating Committee an overexpenditure for such line item up to ten percent (10%) of the authorized amount for such line item; provided that the cumulative total of all overexpenditures for a Calendar Year shall not exceed five percent (5%) of the total Work Program and Budget in question.

       (B) At such time that Operator is certain that the limits of Article 6.7(A) will be exceeded, Operator shall furnish a supplemental AFE for the estimated overexpenditures to the Operating Committee for its approval and shall provide the Parties with full details of such

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              overexpenditures. Operator shall promptly give notice of the amounts of overexpenditures when actually incurred. Should the Operating Committee fail to approve the supplemental AFE, all work in question shall immediately cease.

       (C) The restrictions contained in this Article VI shall be without prejudice to Operator's rights to make expenditures as set out in
              Article 4.2(B)(11) and Article 13.5.

                                    ARTICLE VII
                        OPERATIONS BY LESS THAN ALL PARTIES

7.1    LIMITATIONS ON APPLICABILITY

       (A) No operations may be conducted in furtherance of the Concession Agreement except as Joint Operations under Article V or as Exclusive Operations under this Article VII. No Exclusive Operation shall be conducted which conflicts with a Joint Operation.

       (B) Operations which are required to fulfill the Minimum Work Obligations must be proposed and conducted as Joint Operations under Article V, and may not be proposed or conducted as Exclusive Operations under this Article VII.

       (C) Except for Exclusive Operations relating to Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompletions or Reworking of a well originally drilled to fulfill the Minimum Work Obligations or the drilling of any Mandatory Appraisal Well, no Exclusive Operations may be proposed or conducted until the Minimum Work Obligations are fulfilled.

       (D)    No Party may propose or conduct an Exclusive Operation under this
              Article VII, unless and until such Party has properly exercised its right to propose an Exclusive Operation pursuant to Article 5.13, or is entitled to conduct an Exclusive Operation pursuant to
              Article 5.13(B), Article 6.1(D), Article 6.1(G), Article 10.1(C) or this Article VII.

       (E) Any operation that may be proposed and conducted as a Joint Operation, other than operations pursuant to an approved Development Plan, may be proposed and conducted as an Exclusive Operation, subject to the terms of this Article VII.

7.2    PROCEDURE TO PROPOSE EXCLUSIVE OPERATIONS

       (A) Subject to Article 7.1, if any Party proposes to conduct an Exclusive Operation, such Party shall give notice of the proposed operation to all Parties, other than Non-Consenting Parties who have relinquished their rights to participate in such operation pursuant to Article 7.4(B) or Article 7.4(F) and have no option to reinstate such rights under Article 7.4(C). Such notice shall specify that such operation is proposed as an Exclusive Operation, the work to be performed, the location, the objectives, and estimated cost of such operation.

       (B) Any Party entitled to receive such notice shall have the right to participate in the proposed operation.

              (1) For proposals to Deepen, Test, Complete, Sidetrack. Plug Back, Recomplete or Rework involving the use of a drilling rig that is standing by in the Concession Area or proposals to acquire G&G Data where the seismic crew and equipment are standing by in the Concession Area, any such Party wishing to exercise such right must so notify Operator within twenty-four (24) hours after receipt of the notice proposing the Exclusive Operation.

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              (2)    For proposals to develop a Discovery, any Party wishing to exercise such right must so notify the Party proposing to develop within twenty (20) Days after receipt of the notice proposing the Exclusive Operation.

              (3) For all other proposals, any such Party wishing to exercise such right must so notify Operator within ten (10) Days after receipt of the notice proposing the Exclusive Operation;

       (C) Failure of a Party to whom a proposal notice is delivered to properly reply within the period specified above shall constitute an election by that Party not to participate in the proposed operation.

       (D) If all Parties properly exercise their rights to participate, then the proposed operation shall be conducted as a Joint Operation. The Operator shall commence such Joint Operation as promptly as practicable and conduct it with due diligence.

       (E) If less than all Parties entitled to receive such proposal notice properly exercise their rights to participate, then:

              (1) The Party proposing the Exclusive Operation, together with any other Consenting Parties, shall have the right exercisable for the applicable notice period set out in
                     Article 7.2(B), to instruct Operator (subject to Article 7.11(F)) to conduct the Exclusive Operation.

              (2) If the Exclusive Operation is conducted, the Consenting Parties shall bear the sole liability and expense of such Exclusive Operation, with each Consenting party bearing a fraction of such liability and expense, the numerator of which is such Consenting Party's Participating Interest as stated in Article 3.2(A) and the denominator of which is the aggregate of the Participating Interests of the Consenting Parties as stated in Article 3.2(A), or as the Consenting Parties may otherwise agree.

              (3) If such Exclusive Operation has not been commenced within sixty (60) Days (excluding any extension specifically agreed by all Parties or allowed by the force majeure provisions of Article XVI) after the date of the instruction given to Operator under Article 7.2(E)(1), the right to conduct such Exclusive Operation shall terminate. If any Party still desires to conduct such Exclusive Operation, notice proposing such operation must be resubmitted to the Parties in accordance with Article V, as if no proposal to conduct an Exclusive Operation had been previously made.

7.3    RESPONSIBILITY FOR EXCLUSIVE OPERATIONS

       (A) The Consenting Parties shall bear in accordance with the Participating Interests agreed under Article 7.2(E) the entire cost and liability of conducting an Exclusive Operation and shall indemnify the Non-Consenting Parties from any and all costs and liabilities incurred incident to such Exclusive Operation (including but not limited to all costs, expenses or liabilities for environmental, consequential, punitive or any other similar indirect damages or losses arising from business interruption, reservoir or formation damage, inability to produce petroleum, loss of profits, pollution control and environmental amelioration or rehabilitation) and shall keep the Concession Area free and clear of all liens and encumbrances of every kind created by or arising from such Exclusive Operation.

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       (B)    Notwithstanding Article 7.3(A), each Party shall continue to bear its Participating Interest share of the cost and liability incident to the operations in which it participated, including but not limited to plugging and abandoning and restoring the surface location, but only to the extent those costs were not increased by the Exclusive Operation,

7.4    CONSEQUENCES OF EXCLUSIVE OPERATIONS

       (A) With regard to any Exclusive Operation, for so long as a Non-Consenting Party has the option under Article 7.4(D) to reinstate the rights it relinquished under Article 7.4(B), such Non-Consenting Party shall be entitled to have access concurrently with the Consenting Parties to all data and other information relating to such Exclusive Operation, other than G&G Data obtained in an Exclusive Operation. If a Non-Consenting Party desires to receive and acquire the right to use such G&G Data, then such Non-Consenting Party shall have the right to do so by paying to the Consenting Parties its Participating Interest share as set out in Article 7.5(A) and the Cash Premium set out in Article 7.5(B)(3).

       (B) With regard to any Exclusive Operation, other than an Exclusive Operation which is a Mandatory Appraisal Well and subject to Articles 7.4(D) and (E), 7.6(E) and 7.8, each Non-Consenting Party shall be deemed to have relinquished to the Consenting Parties, and the Consenting Parties shall be deemed to own, in proportion to their respective Participating Interests in any Exclusive Operation as determined in accordance with Article 7.2(E)(2):

              (1) All of each such Non-Consenting Party's right to participate in further operations in the well, or Deepened or Sidetracked portion of a well, in which the Exclusive Operation was conducted and on any Discovery made or appraised in the course of such Exclusive Operation; and

              (2) All of each such Non-Consenting Party's right pursuant to the Concession Agreement to take and dispose of Hydrocarbons produced and saved:

                     (a) From the well or Deepened or Sidetracked portion of a well in which such Exclusive Operation was conducted, and

                     (b) From any wells drilled to appraise or develop a Discovery made or appraised in the course of such Exclusive Operation.

              A Non-Consenting Party in an Exploratory Well, including the Completion or conduct of additional down hole operations in an Exploratory Well, shall have no option to reinstate such relinquished rights and Article 7.4 (D) shall not apply.

       (C) Where an Exclusive Operation is the drilling of a Mandatory Appraisal Well, each Non-Consenting Party in such Exclusive Operation shall be deemed to have relinquished to the Consenting Parties, and the Consenting Parties shall be deemed to own in proportion to their Participating Interest in such Exclusive Operation as detern1ined in accordance with Article 7.2(E)(3):

              (3) All of each such Non-Consenting Party's right to participate in further operations in the Development Lease containing such Mandatory Appraisal Well; and

              (4) All of each such Non-Consenting Party's right pursuant to the Concession to take and dispose of Hydrocarbons produced and saved from the Development Lease containing such Mandatory Appraisal Well.

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              In such case, a Non-Consenting Party shall have no option to reinstate such relinquished rights and Article 7.4(D) shall not apply.

       (D) A Non-Consenting Party shall have only the following options to reinstate the rights it relinquished pursuant to Article 7.4(B):

              (1) Without prejudice to Article 7.4 (C), if the Consenting Parties decide to further appraise a Discovery appraised in the course of an Exclusive Operation, the Consenting Parties shall submit to each Non-Consenting Party the approved appraisal program. For thirty (30) Days (or forty-eight (48) hours if the drilling rig which is to be used in such appraisal program is standing by in the Concession Area) from receipt of such appraisal program, each Non-Consenting Party shall have the option to reinstate the rights it relinquished pursuant to Article 7.4(B) and to participate in such appraisal program. The Non-Consenting Party may exercise such option by notifying Operator within the period specified above that such Non-Consenting Party agrees to bear its Participating Interest share of the expense and liability of such appraisal program, to pay the lump sum amount as set out in Article 7.5(A) and to pay the Cash Premium as set out in Article 7.5(B)

              (2) Without prejudice to Article 7.4(C), if the Consenting Parties decide to develop a Discovery appraised in the course of an Exclusive Operation, the Consenting Parties shall submit to the Non-Consenting Parties a Development Plan substantially in the form intended to be submitted to the Government under the Concession Agreement. For sixty
                     (60) Days from receipt of such Development Plan or such lesser period of time prescribed by the Concession Agreement, each Non-Consenting Party shall have the option to reinstate the rights it relinquished pursuant to Article 7.4(B) and to participate in such Development Plan. The Non-Consenting Party may exercise such option by notifying the Party proposing to act as Operator for such Development Plan within the period specified above that such Non-Consenting Party agrees to bear its Participating Interest share of the liability and expense of such Development Plan and such future operating and producing costs, to pay the lump sum amount as set out in Article 7.5(A) and to pay the Cash Premium as set out in Article 7.5(B).

              (3) If the Consenting Parties decide to Deepen. Complete, Sidetrack, Plug Back or Recomplete an Exclusive Well other than a Mandatory Appraisal Well and such further operation was not included in the original proposal for such Exclusive Well, the Consenting Parties shall submit to the Non-Consenting Parties the approved AFE for such further operation. For thirty (30) Days (or forty-eight (48) hours if the drilling rig which is to be used in such operation is standing by in the Concession Area) from receipt of such AFE, each Non-Consenting Party shall have the option to reinstate the rights it relinquished pursuant to Article 7.4(B) and to participate in such operation. The Non-Consenting Party may exercise such option by notifying the Operator within the period specified above that such Non-Consenting Party agrees to bear its Participating Interest share of the liability and expense of such further operation, to pay the lump sum amount as set out in Article 7.5(A) and to pay the Cash Premium as set out in Article 7.5(B). A Non-Consenting Party shall not be entitled to reinstate its rights in any other type of operation.

       (E) If a Non-Consenting Party does not properly and in a timely manner exercise such option, including paying in a timely manner in accordance with Article 7.5 all lump sum amounts and Cash Premiums, if any, due to the Consenting Parties, such Non-Consenting Party shall have forfeited the options as set out in Article 7.4(D) and the right to participate in the proposed program, unless such program, plan or operation is materially modified or expanded (in which case a new notice and option shall be given to such Non-Consenting party under Article 7.4(D).


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       (F)    A Non-Consenting Party shall become a Consenting Party with regard to an Exclusive Operation at such time as the Non-Consenting party gives notice pursuant to Article 7.4(D); provided that such Non-Consenting Party shall in no way be deemed to be entitled to any lump sum amount Cash Premium paid incident to such Exclusive Operation. Such Non-Consenting Party shall be entitled to recover its Participating Interest share of expenses paid pursuant to
              Article 7.5(A) (but not the amount of any associated Cash Premium) from Cost Oil in accordance with Article XIX. The Participating Interest of such Non-Consenting Party in such Exclusive Operation shall be its Participating Interest set out in Article 3.2(A). The Consenting Parties shall contribute to the Participating Interest of the Non-Consenting Party in proportion to the excess Participating Interest that each received under Article 7.2(E). If all Parties participate in the proposed operation, then such operation shall be conducted as a Joint Operation pursuant to
              Article V.

       (G) If after the expiry of the period in which a Non-Consenting Party may exercise its option to participate in a Development Plan the Consenting Parties desire to proceed, the Party chosen by the Consenting Parties proposing to act as Operator for such development, shall give notice to the Government under the appropriate provision of the Concession Agreement requesting a meeting to advise the Government that the Consenting Parties consider the Discovery to be a Commercial Discovery. Following such meeting such Operator for such development shall apply for a Development Lease as applicable in the Concession Agreement. Unless the Development Plan is materially modified or expanded prior to the commencement of operations under such plan (in which case a new notice and option shall be given to the Non-Consenting Parties under Article 7.4(D), each Non-Consenting Party to such Development Plan shall be deemed to have:

              (1) elected not to apply for an Development Lease covering such development;

              (2)    forfeited all economic interest in such Development Lease;

              (3) assumed a fiduciary duty to exercise its legal interest in such Development Lease for the benefit of the Consenting Parties.

              Such Non-Consenting Party shall be deemed to have withdrawn from this Agreement to the extent it relates to such Development Lease, even if the Development Plan is modified or expanded subsequent to the commencement of operations under such Development Plan and shall be further deemed to have forfeited any right to participate in the construction and ownership of facilities outside such Development Lease designed solely for the use of such Development Lease. In the event that such Development Lease represents the only interest of the Non-Consenting Party in the Concession Area and as such the Non-Consenting Party is deemed to have withdrawn from the entire Concession. then such Party shall also forfeit all of its shares and voting rights in the Operating Company that were issued pursuant to the Concession.

7.5    PREMIUM TO PARTICIPATE IN EXCLUSIVE OPERATIONS

       (A)    Within thirty (30) Days of the exercise of its option under
              Article 7.4(D), or with respect to G&G Data, within thirty (30) days of its request to acquire the right to use all or part of such G&G Data under Article 7.4(A), each such Non-Consenting Party shall pay in immediately available funds to the Consenting Parties in proportion to their respective Participating Interests in such Exclusive Operations a lump sum amount payable in the currency designated by such Consenting Parties. Such lump sum amount shall be equal to such Non-Consenting Party's Participating Interest share of all liabilities and expenses, including overhead, that were incurred in every Exclusive Operation relating to the G&G Data, Discovery , or well, as the case may be, in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Article 7.4(B), and that were not previously paid by such Non-Consenting Party.


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              (B)    In addition to Article 7.5(A), if a Cash Premium is due,
                     then within thirty (30) Days of the exercise of its option under Article 7.4(A) or 7.4(D) each such Non-Consenting Party shall pay in immediately available funds, in the currency designated by the Consenting Parties who took the risk of such Exclusive Operations, to such Consenting parties in proportion to their respective Participating Interests a Cash Premium equal to the total of:

                            two hundred percent (200%) of such Non-Consenting Party's Participating Interest share of all liabilities and expenses, including overhead, that were incurred in any Exclusive Operation relating to the obtaining of the portion of the G&G Data in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Article 7.4(D), and that were not previously paid by such Non-Consenting Party; plus

                     (1) five hundred percent (500%) of the Non-Consenting Party's Participating Interest share of all liabilities and expenses, including overhead, that were incurred in any Exclusive Operation relating to the drilling, Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting and Reworking of the Appraisal Well(s) which delineated the Discovery in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Article 7.4(B), and that were not previously paid by such Non-Consenting Party .

7.6 ORDER OF PREFERENCE OF OPERATIONS

       (A) Except as otherwise specifically provided in this Agreement, if any Party desires to propose the conduct of an operation that will conflict with an existing proposal for an Exclusive Operation, such Party shall have the right exercisable for five (5) Days, or twenty-four (24) hours if the drilling rig to be used is standing by in the Concession Area, from receipt of the proposal for the Exclusive Operation, to deliver to all Parties entitled to participate in the proposed operation such Party's alternative proposal. Such alternative proposal shall contain the information required under Article 7.2(A).

       (B) Each Party receiving such proposals shall elect by delivery of notice to Operator within the appropriate response period set out in Article 7.2(B) to participate in one of the competing proposals. Any Party not notifying Operator within the response period shall be deemed to have voted against the proposal.

       (C) The proposal receiving the largest aggregate Participating Interest vote shall have priority over all other competing proposals. In the case of a tie vote, the Operator shall choose among the proposals receiving the largest aggregate Participating Interest vote. Operator shall deliver notice of such result to all Parties entitled to participate in the operation within five (5) Days of the end of the response period, or twenty-four (24) hours if the drilling rig to be used is standing by in the Concession Area.

       (D) Each Party shall then have two (2) Days (or twenty-four (24) hours if the drilling rig to be used is standing by in the Concession
              Area) from receipt of such notice to elect by delivery of notice to Operator whether such Party will participate in such Exclusive Operation, or will relinquish its interest pursuant to Article 7.4(B). Failure by a Party to deliver such notice within such period shall be deemed an election not to participate in the prevailing proposal.

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       (E)    Notwithstanding the provisions of Article 7.4(B), if for reasons other than the encountering of granite or other practically impenetrable substance or any other condition in the hole rendering further operations impracticable, a well drilled as an Exclusive Operation fails to reach the deepest objective Zone described in the notice proposing such well, Operator shall give notice of such failure to each Non-Consenting Party who submitted or voted for an alternative proposal under this Article 7.6 to drill such well to a shallower Zone than the deepest objective Zone proposed in the notice under which such well was drilled. Each such Non-Consenting Party shall have the option exercisable for forty-eight (48) hours from receipt of such notice to participate for its Participating Interest share in the initial proposed Completion of such well. Each such Non-Consenting Party may exercise such option by notifying the Operator that it wishes to participate in such Completion and by paying its Participating Interest share of the cost of drilling such well to its deepest depth drilled in the Zone in which it is Completed. All liabilities and expenses for drilling and Testing the Exclusive Well below that depth shall be for the sole account of the Consenting Parties. If any such Non-Consenting Party does not properly elect to participate in the first Completion proposed for such well, the relinquishment provisions of Article 7.4(B) shall continue to apply to such Non-Consenting Party's interest.

7.7    STAND-BY COSTS

       (A) When an operation has been performed, all tests have been conducted and the results of such tests furnished to the Parties, stand by costs incurred pending response to any Party's notice proposing an Exclusive Operation for Deepening, Testing, Sidetracking, Completing, Plugging Back, Recompleting, Reworking or other further operation in such well (including the period required under Article 7.6 to resolve competing proposals) shall be charged and borne as part of the operation just completed. Stand by costs incurred subsequent to all Parties responding, or expiration of the response time permitted, whichever first occurs, shall be charged to and borne by the Parties proposing the Exclusive Operation in proportion to their Participating Interests, regardless of whether such Exclusive Operation is actually conducted.

       (B) If a further operation is proposed while the drilling rig to be utilized is on location, any Party may request and receive up to five (5) additional Days after expiration of the applicable response period specified in Article 7.2(B ) within which to respond by notifying Operator that such Party agrees to bear all stand by costs and other costs incurred during such extended response period. Operator may require such Party to pay the estimated stand by time in advance as a condition to extending the response period. If more than one Party requests such additional time to respond to the notice, stand by costs shall be allocated between such Parties on a Day-to-Day basis in proportion to their Participating Interests.

7.8    SPECIAL CONSIDERATION REGARDING DEEPENING AND SIDETRACKING

       (A) An Exclusive Well shall not be Deepened or Sidetracked without first affording those Non-Consenting Parties that proposed Deepening or Sidetracking at the time the original proposal was made, in accordance with this Article 7.8, the opportunity to participate in such operation.

       (B) In the event any Consenting Party desires to Deepen or Sidetrack an Exclusive Well, such Party shall initiate the procedure contemplated by Article 7.2. If a Deepening or Sidetracking operation is approved pursuant to such provisions, and if any Non-Consenting Party to the Exclusive Well with the right to do so elects to participate in such Deepening or Sidetracking operation, such Non-Consenting Party shall not owe any Cash Premium or In Kind Premium and such Non-Consenting Party's payment pursuant to
              Article 7.5(A) shall be such Non-Consenting Party's Participating Interest share of the liabilities and expenses incurred in connection with drilling the Exclusive Well from the surface to the depth previously drilled which such Non-Consenting Party would have paid had such Non-Consenting Party agreed to participate in such Exclusive Well; provided, however, all liabilities and expenses for Testing and Completing or attempting Completion of the well incurred by Consenting Parties prior to the Commencement of actual operations to Deepen or Sidetrack beyond the depth previously drilled shall be for the sole account of the Consenting Parties.

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7.9    USE OF PROPERTY

       (A) The Parties participating in any Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting or Reworking of any well drilled under this Agreement shall be permitted to use, free of cost, all casing, tubing and other equipment in the well that is not needed for operations by the owners of the wellbore, but the ownership of all such equipment shall remain unchanged. On abandonment of a well in which operations with differing participation have been conducted, the Parties abandoning the well shall account for all equipment in the well to the Parties owning such equipment by tendering to them their respective Participating Interest shares of the value of such equipment less the cost of salvage.

7.10   MISCELLANEOUS

       (A) Each Exclusive Operation shall be carried out by the Consenting Parties acting as the Operating Committee, subject to the provisions of this Agreement applied MUTATIS MUTANDIS to such Exclusive Operation and subject to the terms and conditions of the Concession Agreement.

       (B) The computation of liabilities and expenses incurred in Exclusive Operations, including the liabilities and expenses of Operator for conducting such operations, shall be made in accordance with the principles set out in the Accounting Procedure.

       (C) Operator shall maintain separate books, financial records and accounts for Exclusive Operations which shall be subject to the same rights of audit and examination as the Joint Account and related records, all as provided in the Accounting Procedure. Said rights of audit and examination shall extend to each of the Consenting Parties and each of the Non-Consenting Parties so long as the latter are, or may be, entitled to elect to participate in such operations.

       (D) Operator, if it is conducting an Exclusive Operation of the Consenting Parties, regardless of whether it is participating in that Exclusive Operation. shall be entitled to request cash advances and shall not be required to use its own funds to pay any cost and expense and shall not be obliged to commence or continue Exclusive Operation until cash advances requested have been made, and the Accounting Procedure shall apply to Operator in respect of any Exclusive Operations conducted by it.

       (E) Should the submission of a Development Plan be approved in accordance with Article 5.9, or should any Party propose a development in accordance with Article VII, with either proposal not calling for the conduct of additional appraisal drilling, and should any party wish to drill an additional Appraisal Well prior to development, the Party proposing the Appraisal Well as an Exclusive Operation shall be entitled to proceed first, but without the right (subject to the following sentence) to future reimbursement pursuant to Article 7.5. If such an Appraisal Well is produced, the Consenting Party or Parties shall own and have the right to take in kind and separately dispose of all of the Non-Consenting Parties' Entitlement from such Appraisal Well until the value thereof, determined in accordance with Article 7.5(F), equals one hundred percent (100%) of such Non-Consenting Parties' Participating Interest shares of all liabilities and expenses, including overhead, that were incurred in any Exclusive Operations relating to the Appraisal Well. If, as the result of drilling such Appraisal Well as an Exclusive Operation, the Party proposing to apply for an Development Lease decides to not develop the reservoir, then each Non-Consenting Party who voted in favor of such Development Plan prior to the drilling of such Appraisal Well shall pay to the Consenting Party the amount such Non-Consenting Party would have paid had such Appraisal Well been drilled as a Joint Operation.

       (F) If the Operator is a Non-Consenting Party to an Exclusive Operation to develop a Discovery, then subject to obtaining any necessary Government approvals the Operator may resign, but in any event shall resign on the request of the Consenting Parties, as Operator for the Development Lease for such Discovery and the Consenting Parties shall select a party to serve as Operator.

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                                  ARTICLE VIII

                                    DEFAULT

8.1    DEFAULT AND NOTICE

       Any Party that fails to pay when due its Participating Interest share of Joint Account expenses, including cash advances and interest, shall be in default under this Agreement (a "Defaulting Party"). Operator, or any non-defaulting Party in the case Operator is the Defaulting Party, shall promptly give notice of such default to the Defaulting Party and each of the non-defaulting Parties (the "Default Notice"). The amount not paid by the Defaulting Party shall bear interest from the date due until paid in full at the Agreed Interest Rate.


8.2    OPERATING COMMITTEE MEETINGS AND DATA

       Beginning ten (10) Business Days from the date of the Default Notice, and thereafter while the Defaulting Party remains in default, the Defaulting Party shall not be entitled to attend Operating Committee or subcommittee meetings or to vote on any matter corning before the Operating Committee or any subcommittee until all of its defaults have been remedied (including payment of accrued interest). Further, the Defaulting Party shall not be entitled to attend meetings of the Exploration Advisory Committee, nor the Directors' Meetings of the Operating Company, nor shall it have the right to vote in any meeting held by the Operating Company. Unless agreed otherwise by the non-defaulting Parties, the voting interest of each non-defaulting Party during this period shall be its percentage of the total Participating Interests of the non-defaulting Parties. Any matters requiring a unanimous vote of the Parties shall not require the vote of the Defaulting Party. In addition, beginning ten (10) Business Days from the date of the Default Notice, and thereafter while the Defaulting Party remains in default, the Defaulting Party shall not have access to any data or information relating to Joint Operations" During this period, the non-defaulting Parties shal1 be entitled to trade data without such Defaulting Party's consent, and the Defaulting Party shall have no right to any data received in such a trade unless and until its default is remedied in full. The Defaulting party shall be deemed to have elected not to participate in any Joint Operations or Exclusive Operations that are voted upon at least ten (10) Business Days after the date of the Default Notice but before all of its defaults have been remedied to the extent such an election would be permitted by Article 5.13(B) of this Agreement. The defaulting Party shall be deemed to have approved, and shall join with the non-defaulting Parties in taking, any other actions voted on during that period.



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8.3    ALLOCATION OF DEFAULTED ACCOUNTS

       (A) The Party providing the Default Notice pursuant to Article 8.1 shall include in the Default Notice to each non-defaulting Party a statement of the sum of money that the non-defaulting Party is to pay as its portion (such portion being in the ratio that each non-defaulting Party's Participating Interest bears to the Participating Interests of all non-defaulting Parties) of the amount in default (excluding interest). subject to the terms of this Article 8.3. If the Defaulting Party remedies its default in full within ten (10) Business Days from the date of the Default Notice, the notifying Party shall promptly notify each non-defaulting Party by telephone and facsimile, and the non-defaulting Parties shall be relieved of their obligation to pay a share of the amounts in default. Otherwise. each non-defaulting Party shall pay Operator, within ten (10) Business Days after receipt of the Default Notice, its share of the amount which the Defaulting Party failed to pay. If any non-defaulting Party fails to pay its share of the amount in default as aforesaid, such Party shall thereupon be a Defaulting Party subject to the provisions of this Article VIII. The non-defaulting Parties which pay the amount owed by any Defaulting Party shall be entitled to receive their respective shares of the principal and interest payable by such Defaulting Party pursuant to this
              Article VIII. If Operator is a Defaulting Party, then all payment otherwise payable to Operator for Joint Account costs pursuant to this Agreement shall be made to the notifying Party instead until the default is cured or a successor Operator appointed. The notifying Party shall maintain such funds in a segregated account separate from its own funds and shall apply such funds to third party claims due and payable from the Joint Account of which it has notice, to the extent Operator would be authorized to make such payments under the terms of this Agreement. The notifying Party shall be entitled to bill or cash call the other Parties in accordance with the Accounting Procedure for proper third party charges that become due and payable during such period to the extent sufficient funds are not available. When Operator has cured its default or a successor Operator is appointed, the notifying Party shall turn over all remaining funds in the account to Operator and shall provide Operator and the other parties with a detailed accounting of the funds received and expended during this period. The notifying Party shall not be liable for damages, losses, costs, expenses or liabilities arising as a result of its actions under this Article 8.3(B) except to the extent Operator would be liable under Article 4.6.

       (B) The total of all amounts paid by the non-defaulting Parties for the Defaulting Party, together with interest accrued on such amounts, shall constitute a debt due and owing by the Defaulting Party to the non-defaulting Parties in proportion to such amounts paid. In addition, the non-defaulting Parties may, in the manner contemplated by this Article, satisfy such debt (together with interest) and may accrue an amount equal to the Defaulting Party's Participating Interest share of the estimated cost to abandon any Joint Property.

       (C) A Defaulting party may remedy its default by paying to Operator the total amount due, together with interest calculated as provided in Article 8.1, at any time prior to transfer of its interest pursuant to Article 8.4, and upon receipt of such payment Operator shall remit to each non-defaulting party its proportionate share of such amount.

       (D) The rights granted to each non-defaulting party pursuant to this Article, shall be in addition to, and not in substitution for any other rights or remedies which each non-defaulting party may have at law or equity or pursuant to the other provisions of this Agreement.

8.4    REMEDIES

       (A) During the continuance of a default, the Defaulting Party shall not have a right to its Entitlement, which shall vest in and be the property of the non-defaulting Parties. Operator (or the notifying Party if Operator is a Defaulting Party) shall be authorized to sell such Entitlement in an arm's-length sale on terms that are commercially reasonable under the circumstances and, after deducting all costs, charges and expenses incurred in connection with such sale, pay the net proceeds to the non-defaulting Parties in proportion to the amounts they are owed by the Defaulting Party hereunder (and apply such net proceeds toward the establishment of a reserve fund under Article 8.4(C), if applicable) until all such amounts are recovered and such reserve funds is established. Any surplus remaining shall be paid to the Defaulting Party, and any deficiency shall remain a debt due from the Defaulting Party to the non-defaulting Parties. When making sales under this Article 8.4(A), the non-defaulting Parties shall have no obligation to share any existing market or obtain a price equal to the price at which their own production is sold.

       (B) If Operator disposes of any Joint Property or any other credit or adjustment is made to the Joint Account while a Party is in default, Operator (or the notifying Party if Operator is a Defaulting Party) shall be entitled to apply the Defaulting Party's

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              Participating Interest share of the proceeds of such disposal, credit or adjustment against all amounts owing by the Defaulting Party to the non-defaulting Parties hereunder (and toward the establishment of a reserve fund under Article 8.4(C), if applicable). Any surplus remaining shall be paid to the Defaulting Party, and any deficiency shall remain a debt due from the Defaulting Party to the non-defaulting Parties.

       (C) The non-defaulting Parties shall be entitled to apply proceeds received under Articles 8.4(A) and 8.4(B) toward the creation of a reserve fund in an amount equal to the Defaulting Party's Participating Interest share of (i) the estimated cost to abandon any wells and other property in which the Defaulting Party participated, (ii) the estimated cost of severance benefits for local employees upon cessation of operations and (iii) any other identifiable costs that the non-defaulting Parties anticipate will be incurred in connection with the cessation of operations.

       (D)    If a Defaulting Party fails to remedy its default by the sixtieth
              (60th) Day following the date of the Default Notice, then, without prejudice to any other rights available to the non-defaulting Parties to recover amounts owing to them under this Agreement, each non-defaulting Party shall have the option, exercisable at anytime thereafter until the Defaulting Party has completely cured its defaults, to require that the Defaulting Party completely withdraw from this Agreement and the Concession Agreement. Such option shall be exercised by notice to the Defaulting Party and each non-defaulting Party. If such option is exercised, the Defaulting Party shall be deemed to have transferred, pursuant to
              Article 13.6, effective on the date of the non-defaulting Party's notice, all of its right, title and beneficial interest in and under this Agreement and the Concession Agreement to the non-defaulting Parties. The Defaulting Party shall, without delay following any request from the non-defaulting Parties, do any and all acts required to be done by applicable law or regulation in order to render such transfer legally valid, including, without limitation, obtaining all governmental consents and approvals, and shall execute any and all documents and take such other actions as may be necessary in order to effect a prompt and valid transfer of the interest described above. The Defaulting Party shall be obligated to promptly remove any liens and encumbrances which may exist on such transferred interests. For purposes of this Article 8.4(D), each Party constitutes and appoints each other Party its true and lawful attorney to execute such instruments and make such filings and applications as may be necessary to make such transfer legally effective and to obtain any necessary consents of the Government. Actions under this power of attorney may be taken by any Party individually without the joinder of the others. This power of attorney is irrevocable for the term of this Agreement and is coupled with an interest. If requested, each Party shall execute a form prescribed by the Operating Committee setting forth this power of attorney in more detail. In the event all Government approvals are not timely obtained, the Defaulting Party shall hold its Participating Interest in trust for the non-defaulting Parties who are entitled to receive the Defaulting Party's Participating Interest. Notwithstanding the terms of Article XIII, in the absence of an agreement among the non-defaulting Parties to the contrary, any transfer to the non-defaulting Parties following a withdrawal pursuant to this Article 8.4(D) shall be in proportion to the Participating Interests of the non-defaulting Parties. The acceptance by a non-defaulting Party of any portion of a defaulting Party's Participating Interest shall not limit any rights or remedies that the non-defaulting Party has to recover all amounts (including interest) owing under this Agreement by the Defaulting Party.

       (E) The non-defaulting Parties shall be entitled to recover from the Defaulting Party all reasonable attorneys' fees and all other reasonable costs sustained in the collection of amounts owing by the Defaulting Party.

              The rights and remedies granted to the non-defaulting Parties in this Agreement shall be cumulative, not exclusive, and shall be in addition to any other rights and remedies that may be available to the non-defaulting Parties, whether at law, in equity or otherwise. Each right and remedy available to the non-defaulting Parties may be exercised from time to time and so often and in such order as may be considered expedient by the non-defaulting Parties in their sole discretion.

8.5    SURVIVAL

       The obligations of the Defaulting Party and the rights of the non-defaulting Parties shall survive the surrender of the Concession Agreement, abandonment of Joint Operations and termination of this Agreement.

8.6    NO RIGHT OF SET OFF

       Each Party acknowledges and accepts that a fundamental principle of this Agreement is that each Party pays its Participating Interest share of all amounts due under this Agreement as and when required. Accordingly, any Party which becomes a Defaulting Party undertakes that, in respect of either any exercise by the non-defaulting Parties of any rights under or the application of any of the provisions of this Article VIII, such Party hereby waives any right to raise by way of set off or invoke as a defense, whether in law or

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       equity, any failure by any other Party to pay amounts due and owing under this Agreement or any alleged claim that such Party may have against Operator or any Non-Operator, whether such claim arises under this Agreement or otherwise. Each Party further agrees that the nature and the amount of the remedies granted to the non-defaulting Parties hereunder are reasonable and appropriate in the circumstances.


                                     ARTICLE IX
                             DISPOSITION OF PRODUCTION

9.1    RIGHT AND OBLIGATION TO TAKE IN KIND

       Except as otherwise provided in this Article IX or in Article VIII and subject to the provisions of the Concession Agreement, each Party shall have the right and obligation to own, take in kind and separately dispose of the share of total production available to it from any Development Lease pursuant to the Concession Agreement and this Agreement in such quantities and in accordance with such procedures as may be set forth in the offtake agreement referred to in Article 9.2 or in the special arrangement for natural gas referred to in Article 9.3. If EGPC is party to the offtake agreement, the Parties shall endeavor to obtain its agreement to the principles set forth in this Article IX.

9.2    OFFTAKE AGREEMENT FOR CRUDE OIL

       In the event that EGPC elects not to exercise its preferential right to purchase the Parties' share of Crude Oil in accordance with Article VII
       (e) of the Concession Agreement, the Parties shall in good faith, and not less than three (3) months prior to first delivery of crude oil, negotiate and conclude the terms of an agreement to cover the offtake of crude oil produced under the Concession Agreement. The EGPC may, if necessary and practicable, also be party to the offtake agreement. This offtake agreement shall, to the extent consistent with the Concession Agreement, make provision for:

       (A) the delivery point, at which title and risk of loss of Participating Interest shares of crude oil shall pass to the Parties interested (or as the Parties may otherwise agree);

       (B) operator's regular periodic advice to the Parties of estimates of total available production for succeeding period, quantities of each grade of crude oil and each Party's share for as far ahead as is necessary for Operator and the Parties to plan offtake arrangements. Such advice shall also cover for each grade of crude oil total available production and deliveries for the preceding period, inventory and overlifts and underlifts;

       (C) nomination by the Parties to Operator of acceptance of their shares of total available production for the succeeding period. Such nominations shall in any one period be for each Party's entire share of available production during that period subject to operational tolerances and agreed minimum economic cargo sizes or as the Parties may otherwise agree;

       (D)    elimination of overlifts and underlifts;

       (E) if offshore loading or a shore terminal for vessel loading is involved, risks regarding acceptability of tankers, demurrage and (if applicable) availability of berths;

       (F) distribution to the Parties of available grades, gravities and qualities of Hydrocarbons to ensure, to the extent Parties take delivery of their Entitlement as they accrue, that each Party shall receive in each period Entitlement of grades, gravities and qualities of Hydrocarbons from each Development Lease in which it participates similar to the grades, gravities and qualities of Hydrocarbons received by each other Party from that Development Lease in that period;

       (G) to the extent that distribution of Entitlement on such basis is impracticable due to availability of facilities and minimum cargo sizes, a method of making periodic adjustments; and

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       (H)    the option and the right of the other Parties to sell an
              Entitlement which a Party fails to nominate for acceptance pursuant to (C) above or of which a Party fails to take delivery , in accordance with applicable agreed procedures, provided that such failure either constitutes a breach of Operator's or Parties' obligations under the terms of the Concession Agreement, or is likely to result in the curtailment or shut-in of production. Such sales shall be made only to the limited extent necessary to avoid disruption in Joint Operations. Operator shall give all Parties as much notice as is practicable of such situation and that a sale option has arisen. Any sale shall be of the unnominated or undelivered Entitlement as the case may be and for reasonable periods of time as are consistent with the minimum needs of the industry and in no event to exceed twelve (12) months. The right of sale shall be revocable at will subject to any prior contractual commitments. Payment terms for production sold under this option shall be established in the offtake agreement.

       If an offtake agreement has not been entered into by the date of first delivery of crude oil, the Parties shall be bound by the principles set forth in this Article 9.2 until an offtake agreement has been entered into.

9.3    SEPARATE AGREEMENT FOR NATURAL GAS

The Parties recognize that if natural gas is discovered it may be necessary for the Parties to enter into special arrangements for the disposal of natural gas, which are consistent with the Development Plan and subject to the terms of the Concession Agreement.

9.4    EGPC PREFERENTIAL RIGHT OF PURCHASE

In the event EGPC exercises its preferential right to purchase Hydrocarbons produced under the Concession, each Party shall contribute the quantity required proportionately to its Entitlement thereof. Or, if EGPC requires that Crude Oil from the Concession be sold to or with EGPC under a joint marketing arrangement or otherwise, Operator shall use its best efforts to obtain the unanimous agreement of the Operating Committee to the terms and conditions of any such arrangement or agreement.


                                     ARTICLE X
                                    ABANDONMENT

10.1   ABANDONMENT OF WELLS DRILLED AS JOINT OPERATIONS

       (A) A decision to plug and abandon any well which has been drilled as a Joint Operation shall require the approval of the Operating Committee.

       (B)    Should any Party fail to reply within the period prescribed in
              Article 5.12(A)(1) or Article 5.12(A)(2), whichever is applicable, after delivery of notice of the Operator's proposal to plug and abandon such well, such Party shall be deemed to have consented to the proposed abandonment.

       (C) If the Operating Committee approves a decision to plug and abandon an Exploration Well or Appraisal Well, any Party voting against such decision may propose, within the time periods allowed by
              Article 5.13(A), to conduct an alternate Exclusive Operation in the wellbore. If no Exclusive Operation is timely proposed, or if an Exclusive Operation is timely proposed but is not commenced within the applicable time periods under Article 7.2, such well shall be plugged and abandoned.

       (D) Any well plugged and abandoned under this Agreement shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of the Parties who participated in the cost of drilling such well.

       (E) Notwithstanding anything to the contrary in this Article 10.1 or elsewhere in this Agreement:

              (1) If the Operating Committee approves a decision to plug and abandon a well from which Hydrocarbons have been produced and sold, any Party voting against the decisions may propose, within five (5) days after the time specified in
                     Article 5.6 or Article 5.12 has expired, to take over the entire well as an Exclusive Operation. Any Party originally participating in the well shall be entitled to participate in the operation of the well as an Exclusive Operation by response notice within ten (10) Days after receipt of the notice proposing the Exclusive Operation. The

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                     Consenting Parties shall be entitled to continue producing only from the Zone open to production at the time they assumed responsibility for the well and shall not be entitled to drill a substitute well in the event that the well taken over becomes impaired or fails.

              (2) Each Non-Consenting Party shall be deemed to have relinquished free of cost to the Consenting Parties in proportion to their Participating Interests all of its interest in the wellbore of a produced well and related equipment in accordance with Article 7.4(B). The Consenting Parties shall thereafter bear all cost and liability of plugging and abandoning such well in accordance with applicable regulations, to the extent the Parties are or become obligated to contribute to such costs and liabilities, and shall indemnify the Non-Consenting Parties against all such costs and liabilities.

              (3) Subject to Article 7.11 (F), Operator shall continue to operate a produced well for the account of the Consenting Parties at the rates and charges contemplated by this Agreement, plus any additional cost and charges which may arise as a result of the separate allocation of interest in such well.

10.2   ABANDONMENT OF EXCLUSIVE OPERATIONS

This Article X shall apply MUTATIS MUTANDIS to the abandonment of an Exclusive Well or any well in which an Exclusive Operation has been conducted (in which event all Parties having the right to conduct further operations in such well shall be notified and have the opportunity to conduct Exclusive Operations in the well in accordance with the provisions of this Article X).


                                     ARTICLE XI
                         SURRENDER, EXTENSIONS AND RENEWALS

11.1   SURRENDER

       (A) The Operating Committee shall in accordance with Article V of the Concession Agreement determine those portions of the Concession Area to be relinquished from time to time. The Operator shall propose to the Operating Committee the area to be relinquished at least sixty (60) Days prior to the end of the applicable year or Exploration Period. If a sufficient vote of the Operating Committee cannot be attained, then the proposal supported by a simple majority of the Participating Interests shall be adopted. If no proposal attains the support of a simple majority of the Participating Interests, then the proposal receiving the largest aggregate Participating Interest vote shall be adopted. In the event of a tie, the Operator shall choose among the proposals receiving the largest aggregate Participating Interest vote. The Parties shall execute any and all documents and take such other actions as may be necessary to effect the surrender. Each Party renounces all claims and causes of action against Operator and any other Parties on account of any area surrendered in accordance with the foregoing but against its recommendation if Hydrocarbons are subsequently discovered under the surrendered area.

       (B) A surrender of all or any part of the Concession Area which is not required by the Concession Agreement shall require the unanimous consent of the Parties.

11.2   EXTENSION OF THE TERM

       (A) A proposal by any Party to enter into or extend the term of any Exploration Period or any phase of the Concession Agreement, or a proposal to extend the term of the Concession Agreement, shall be brought before the Operating Committee pursuant to Article V.

       (B) Any Party shall have the right to enter into or extend the term of any Exploration Period or any phase of the Concession Agreement or to extend the term of the Concession Agreement, regardless of the level of support in the Operating Committee. If any Party or Parties take such action, any Party not wishing to extend shall have a right to withdraw, subject to the requirements of Article XIII.

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                                    ARTICLE XII
                           TRANSFER OF INTEREST OR RIGHTS

12.1   Obligations

       (A) Subject always to the requirements of the Concession Agreement, the transfer of all or part of a Party's Participating Interest, excepting transfers pursuant to Article VIII or Article XIII, shall be effective only if it satisfies the terms and conditions of this Article XII.

       (B) Except in the case of a Party transferring all of its Participating Interest, no transfer shall be made by any Party which results in the transferor or the transferee holding a Participating Interest of less than five percent (5%) or holding any interest other than a Participating Interest in the Concession Agreement, the Concession Area and this Agreement.

       (C) The transferring Party shall, notwithstanding the transfer, be liable to the other Parties for any obligations, financial or otherwise, which have vested, matured or accrued under the provisions of the Concession Agreement or this Agreement prior to such transfer. Such obligations shall include, without limitation, any proposed expenditure approved by the Operating Committee prior to the transferring Party notifying the other Parties of its proposed transfer.

       (D) The transferee shall have no rights in and under the Concession Agreement, the Concession Area or this Agreement unless and until it obtains any necessary Government approval and expressly undertakes in an instrument satisfactory to the other Parties to perform the obligations of the transferor under the Concession Agreement and this Agreement in respect of the Participating Interest being transferred and furnishes any guarantees required by the Government or the Concession Agreement.

       (E) A transferee, other than an Affiliate, shall have no rights in and under the Concession Agreement, the Concession Area or this Agreement unless each Party has consented in writing to such transfer, which consent shall be denied only if such transferee fails to establish to the reasonable satisfaction of each Party its capability to perform its obligations under the Concession Agreement and this Agreement.

       (F) Nothing contained in this Article XII shall prevent a Party from mortgaging, pledging, charging or otherwise encumbering all or part of its interest in the Concession Area and in and under this Agreement for the purpose of security relating to finance provided that:

              (1) such Party shall remain liable for all obligations relating to such interest;

              (2) the encumbrance shall be subject to any necessary approval of the Government and be expressly subordinated to the rights of the other parties under this Agreement; and

              (3) such Party shall ensure that any such mortgage, pledge, charge or encumbrance shall be expressed to be without prejudice to the provisions of this Agreement.

12.2   RIGHTS

       (A)    Each Party shall have the right, subject to the provisions of
              Article 12.1, to freely transfer its Participating Interest to an Affiliate or to a third party transferee.




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                                  ARTICLE XIII

                            WITHDRAWAL FROM AGREEMENT

13.1   RIGHT OF WITHDRAWAL

       (A) Subject to the provisions of this Article XIII, any Party may withdraw from this Agreement and the Concession Agreement by giving notice to all other Parties stating its decision to withdraw. Such notice shall be unconditional and irrevocable when given, except as may be provided in Article 13.7.

       (B) The effective date of withdrawal for a withdrawing Party shall be the end of the calendar month following the calendar month in which the notice of withdrawal is given, provided that if all Parties elect to withdraw, the effective date of withdrawal for each Party shall be the date determined by Article 13.9.

13.2   PARTIAL OR COMPLETE WITHDRAWAL

       (A) Within thirty (30) Days of receipt of each withdrawing Party's notification, each of the other Parties may also give notice that it desires to withdraw from this Agreement and the Concession Agreement. Should all parties give notice of withdrawal, the Parties shall proceed to abandon the Concession Area and terminate the Concession Agreement and this Agreement. If less than all of the Parties give such notice of withdrawal, then the withdrawing Parties shall take all steps to withdraw from the Concession Agreement and this Agreement on the earliest possible date and execute and deliver all necessary instruments and documents to assign their Participating Interest to the Parties which are not withdrawing, without any compensation whatsoever, in accordance with the provisions of Article 13.6.

       (B) If any part of the withdrawing Party's Participating Interest remains unclaimed after sixty (60) Days from the date of the first notice of withdrawal, the Parties shall be deemed to have decided to withdraw from the Concession and this Agreement, unless at least one Party agrees to accept the unclaimed Participating Interest.

       (C) Any Party withdrawing under Article 11.2(B) or under this Article XIII shall, at its option,

              (1)    withdraw from the entirety of the Concession Area; or

              (2) withdraw only from all exploration activities under the Concession, but not from any Development Lease whether appraised or not, made prior to such withdrawal.

       A Party withdrawing pursuant to this Article 13.2(C)(2) shall retain its rights in the Joint Property, but only insofar as they relate to any such Development Lease, and shall abandon all other rights in the Joint Property.

13.3   RIGHTS OF A WITHDRAWING PARTY

A withdrawing Party shall have the right to receive its Entitlement of Hydrocarbons produced through the effective date its withdrawal. The withdrawing Party shall be entitled to receive all information to which such Party is otherwise entitled under this Agreement until the effective date of its withdrawal. After giving its notification of withdrawal, a Party shall not be entitled to vote on any matters coming before the Operating Committee, other than matters for which such Party has financial responsibility.




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13.4   OBLIGATIONS AND LIABILITIES OF A WITHDRAWING PARTY

       (A) A withdrawing Party shall, following its notification of withdrawal, remain liable only for its share of the following:

              (1) cost of Joint Operations, and Exclusive Operations in which it has agreed to participate, that were approved by the Operating Committee or Consenting Parties as part of a Work Program and Budget or APE prior to such Party's notification of withdrawal, regardless of when they are actually incurred;

              (2) any Minimum Work Obligations for the current period or phase of the Concession Agreement, and for any subsequent period or phase which has been approved pursuant to Article
                     11.2 and with respect to which such Party has failed to timely withdraw under Article 13.4(B);

              (3) emergency expenditures as described in Articles 4.2(B)(11) and 13.5;

              (4) all other obligations and liabilities of the Parties or Consenting Parties, as applicable, with respect to acts or omissions under this Agreement prior to the effective date of such Party's withdrawal for which such Party would have liable, had it not withdrawn from this Agreement; and

              (5) in the case of a partially withdrawing Party, any costs and liabilities with respect to Development Leases, Commercial Discoveries and Discoveries from which it has not withdrawn.

              The obligations and liabilities for which a withdrawing Party remains liable shall specifically include its share of any costs of plugging and abandoning wells or portions of wells in which it participated (or was required to bear a share of the costs pursuant to Article 13.4(A)(1), to the extent such costs of plugging and abandoning are payable by the parties under the Concession Agreement. Any liens, charges and other encumbrances which the withdrawing Party place on such Party's Participating Interest prior to its withdrawal shall be fully satisfied or released, at the withdrawing Party's expense, prior to its withdrawal. A Party's withdrawal shall not relieve it from liability to the non-withdrawing Parties with respect to any obligations or liabilities attributable to the withdrawing Party under this Article XIII merely because they are not identified or identifiable at the time of withdrawal.

       (B) Notwithstanding the foregoing, a Party shall not be liable for any operations or expenditures it voted against (other than operations and expenditures described in Article 13.4(A)(2) or 13.4(A)(3) if it sends notification of its withdrawal within five (5) Days (or within twenty- four (24) hours if the drilling rig to be used in such operation is standing by on the Concession Area) of the Operating Committee vote approving such operation or expenditure. Likewise, a Party voting against voluntarily entering into or extending of an Exploration Period or Exploitation Period of any phase of the Concession Agreement or voluntarily extending the Concession Agreement shall not be liable for the Minimum Work Obligations associated therewith provided that it sends notification of its withdrawal within thirty (30) 38 Days of such vote pursuant to Article 11.2.

13.5   EMERGENCY

       If a well goes out of control or a fire, blowout, sabotage or other emergency occurs prior to the effective date of a Party's withdrawal, the withdrawing Party shall remain liable for its Participating Interest share of the costs of such emergency, regardless of when they are actually incurred.

13.6   ASSIGNMENT

       A withdrawing Party shall assign its Participating Interest free of cost to each of the non-withdrawing Parties in the proportion which each of their Participating Interests (prior to the withdrawal) bears to the total Participating Interest of all the non-withdrawing Parties (prior to the withdrawal), unless the non-withdrawing Parties agree otherwise. The expenses associated with the withdrawal and assignment shall be borne by the withdrawing Party.



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13.7   APPROVALS

       A withdrawing Party shall promptly join in such actions as may be necessary or desirable to obtain any Government approvals required in connection with the withdrawal and assignments. The non-withdrawing Parties shall use reasonable efforts to assist the withdrawing Party in obtaining such approvals. Any penalties or expenses incurred by the Parties in connection with such withdrawal shall be borne by the withdrawing Party. If the Government does not approve a Party's withdrawal and assignment to the other Parties, then the withdrawing Party shall at its option either (1) retract its notice of withdrawal by notice to the other Parties and remain a Party as if such notice of withdrawal had never been sent or (2) hold its Participating Interest in trust for the sole and exclusive benefit of the non-withdrawing Parties with the right to be reimbursed by the non-withdrawing Parties for any subsequent costs and liabilities incurred by it for which it would not have been liable, had it successfully withdrawn.


13.8   SECURITY

       (A) A Party withdrawing from this Agreement and the Concession Agreement pursuant to this Article XIII shall provide Security satisfactory to the other Parties to satisfy any obligations or liabilities which were approved or accrued prior to notice of withdrawal, but which become due after its withdrawal, including, without limitation, Security to cover the costs of an abandonment, if applicable.

       (B) Failure to provide Security shall constitute default under this Agreement.

       (C) "Security" means a standby letter of credit issued by a bank or an on demand bond issued by a surety corporation, such bank or corporation haying a credit rating indicating it has sufficient worth to pay its obligations in all reasonably foreseeable circumstances.

13.9   WITHDRAWAL OR ABANDONMENT BY ALL PARTIES

       In the event all Parties decide to withdraw, the Parties agree that they shall be bound by the terms and conditions of this Agreement for so long as may be necessary to wind up the affairs of the Parties with the Government, to satisfy any requirements of applicable law and to facilitate the sale, disposition or abandonment of property or interests held by the Joint Account.


                                    ARTICLE XIV
                          RELATIONSHIP OF PARTIES AND TAX

14.1   RELATIONSHIP OF PARTIES

       The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create a mining or other partnership, joint venture or association or (except as explicitly provided in this Agreement) a trust. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries except as expressly provided in this Agreement.

14.2   TAX

       Each Party shall be responsible for reporting and discharging its own tax measured by the profit or income of the Party and the satisfaction of such Party's share of all Concession Agreement obligations under the Concession Agreement and under this Agreement. Each Party shall protect, defend and indemnify each other Party, from any and all loss, cost or liability arising from the indemnifying Party's failure to report and discharge such taxes or satisfy such obligations. The Parties intend that all income and all tax benefits (including. but not limited to, deductions, depreciation, credits and capitalization) with respect to the expenditures made by the Parties hereunder will be allocated by the Government tax authorities to the Parties based on the share of each tax item actually received or




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       borne by each Party. If such allocation is not accomplished due to the application of the laws and regulations of the Government or other government action, the Parties shall attempt to adopt mutually agreeable arrangements that will allow the Parties to achieve the financial results intended. Operator shall provide each Party, in a timely manner and at such Party's sole expense, with such information with respect to Joint Operations as such Party may reasonably request for preparation of its tax returns or responding to any audit or other tax proceeding.

       14.3   UNITED STATES TAX ELECTION

       (A) If, for United States federal income tax purposes, this Agreement and the operations under this Agreement are regarded as a partnership (and if the Parties have not agreed to form a tax partnership) each "U.S. Party" (as defined below) elects to be excluded from the application of all of the provisions of Subchapter "K", Chapter 1, Subtitle "A" of the United States Internal Revenue Code of 1986, as amended (the "Code",), as permitted and authorized by Section 761 (a) of the Code and the regulations promulgated under the Code. The Operator is authorized and directed to execute and file for each U.S. Party such evidence of this election as may be required by the Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by United States Treasury Regulations Sections 1.761-2 and 1.6031-1(d)(2), and shall provide a copy thereof to each U.S. Party. Should there be any requirement that any U.S. Party give further evidence of this, each U.S. Party shall execute such documents and furnish such other evidence as may be required by the Internal Revenue Service or as may be necessary to evidence this election.

       (B) No Party shall give any notice or take any other action inconsistent with the election made above. If any income tax laws of any state or other political subdivision of the United States or any future income tax (laws of the United States or any such political subdivision contain provisions similar to those in Subchapter "K", Chapter 1, Subtitle "A" of the Code, under which an election similar to that provided by Section 761(a) of the Code is permitted, each U.S. Party shall make such election as may be permitted or required by such laws. In making the foregoing election, each U.S. Party states that the income derived by it from operations under this Agreement can be adequately determined without the computation of partnership taxable income.

       (C) For the purposes of this Article XIV, "U.S. Party" shall mean any Party which is subject to the income tax laws of the United States in respect of operations under this Agreement.

       (D) No activity shall be conducted under this Agreement that would cause any Party that is not a U.S. Party to be deemed to be engaged in a trade or business within the United States under applicable tax laws and regulations.

       (E) A Party which is not a U.S. Party shall not be required to do any act or execute any instrument which might subject it to the taxation jurisdiction of the United States.



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                                     ARTICLE XV
                  CONFIDENTIAL INFORMATION -PROPRIETARY TECHNOLOGY

15.1   CONFIDENTIAL INFORMATION

       (A) Subject to the provisions of the Concession Agreement, the Parties agree that all information and data acquired or obtained by any Party in respect of Joint Operations shall be considered confidential and shall be kept confidential and not be disclosed during the term of the Concession Agreement to any person or entity not a Party to this Agreement, except:

              (1) to an Affiliate, provided such Affiliate maintains confidentiality as provided in this Article XV;

              (2) to a governmental agency or other entity when required by the Concession Agreement;

              (3) to the extent such data and information is required to be furnished in compliance with any applicable laws or regulations, or pursuant to any legal proceedings or because of any order of any court binding upon a party;

              (4) to prospective or actual contractors, consultants and attorneys employed by any Party where disclosure of such data or information is essential to such contractor's, consultant's or attorney's work;

              (5) to a bona fide prospective transferee of a Party's Participating Interest (including an entity with whom a Party or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or an Affiliate's shares);

              (6) to a bank or other financial institution to the extent appropriate to a Party arranging for funding;

              (7) to the extent such data and information must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over such Party, or its Affiliates; provided that if any Party desires to disclose information in an annual or periodic report to its Affiliates' shareholders and to the public and such disclosure is not required pursuant to any rules or requirements of any government or stock exchange, then such Party shall comply with Article 20.3;

              (8) to its respective employees for the purposes of Joint Operations, subject to each Party taking customary precautions to ensure such data and information is kept confidential; and

              (9) any data or information which, through no fault of a Party, becomes a part of the public domain.

       (B) Disclosure as pursuant to Article l5.1 (A)(4) and (5), shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient party to keep the data and information strictly confidential for at least two
              (2) years and not to use or disclose the data and information except for the express purpose for which disclosure is to be made.

15.2   CONTINUING OBLIGATIONS

       Any Party ceasing to own a Participating Interest during the term of this Agreement shall nonetheless remain bound by the obligations of confidentiality in Article 15.1 and any disputes shall be resolved in accordance with Article XVIII.

15.3   PROPRIETARY TECHNOLOGY

       Nothing in this Agreement shall require a Party to divulge proprietary technology to the other Parties; provided that where the cost of development of proprietary technology has been charged to the Joint Account, such proprietary technology shall be disclosed to all Parties bearing a portion of such cost and may be used by any such Party or its Affiliates in other operations.



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15.4   TRADES

       Notwithstanding the foregoing provisions of this Article XV, Operator may, with approval of the Operating Committee, make well trades and data trades for the benefit of the Parties, with any data so obtained to be furnished to all Parties who participated in the costs of the data that was traded. Operator shall cause any third party to such trade to enter into an undertaking to keep the traded data confidential.


                                    ARTICLE XVI
                                   FORCE  MAJEURE

16.1 OBLIGATIONS

       If as a result of Force Majeure any Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligations to pay any amounts due or to furnish security, then the obligations of the Party giving such notice, so far as and to the extent that the obligations are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused and for such reasonable period thereafter as may be necessary for the Party to put itself in the same position that it occupied prior to the Force Majeure, but for no longer period. The Party claiming Force Majeure shall notify the other Parties of the Force Majeure within a reasonable time after the occurrence of the facts relied on and shall keep all Parties informed of all significant developments. Such notice shall give reasonably full particulars of the Force Majeure, and also estimate the period of time which the Party will probably require to remedy the Force Majeure. The affected Party shall use all reasonable diligence to remove or overcome the Force Majeure situation as quickly as possible in an economic manner, but shall not be obligated to settle any labor dispute except on terms acceptable to it and all such disputes shall be handled within the sole discretion of the affected Party.

16.2   DEFINITION OF FORCE MAJEURE

       For the purposes of this Agreement, "Force Majeure" shall have the same meaning as is set out in the Concession Agreement.


                                    ARTICLE XVII
                                      NOTICES

       Except as otherwise specifically provided, all notices authorized or required between the Parties by any of the provisions of this Agreement, shall be in writing, in English and delivered in person or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission, and addressed to such Parties as designated below. Oral communication does not constitute notice for purposes of this Agreement, and telephone numbers for the Parties are listed below as a matter of convenience only. The originating notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received. The second or any responsive notice shall be deemed delivered when received. "Received" for purposes of this Article XVII shall mean actual delivery of the notice to the address of the Party to be notified specified in accordance with this Article
XVII. Each Party shall have the right to change its address at any time and/or designate that copies of all such notices be directed to another person at another address by giving written notice thereof to all other parties.



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Alliance Egyptian National Exploration Company
c/o Alliance International Petroleum Inc.
Churchill House
 #9 West Hill Street
Nassau, Bahamas
Attention: Jeffrey Waterous
Facsimile: (242) 356-0507
Telephone: (242) 356-2040

GHP Exploration (Egypt) Ltd.
1900 West Loop South
Suite 900
Houston, Texas 77027
Attention: Barry Lasker
Facsimile: (713) 626-9374
Telephone: (713) 626-9373

                                   ARTICLE XVIII
                       APPLICABLE LAW AND DISPUTE RESOLUTION

18.1   APPLICABLE LAW

       This Agreement shall be governed by, construed, interpreted and applied in accordance with the laws of England. excluding any choice of law rules which would refer the matter to the laws of another jurisdiction.


18.2   DISPUTE RESOLUTION

       (A) Any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement or the operations carried out under this Agreement, including without limitation any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement, shall be exclusively and finally settled by arbitration in accordance with this Article 18.2. Any Party may submit such a dispute, controversy or claim to arbitration by notice to the other Parties.

       (B) A single arbitrator shall be appointed by unanimous consent of the Parties. If the Parties, however, cannot reach agreement on an arbitrator within forty-five (45) Days of the submission of a notice of arbitration, the administrator (the American Arbitration Association) for the implementation of such procedure shall be the chief justice of the London Court of International Arbitration, who shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim.

       (C) Unless otherwise expressly agreed in writing by the Parties to the arbitration proceedings:

              (1)    The arbitration proceedings shall be held in Dallas, Texas;

              (2) The arbitration proceedings shall be conducted in the English language and the arbitrator(s) shall be fluent in the English language;

              (3) The arbitrator(s) shall be and remain at all times wholly independent and impartial;

              (4) The arbitration proceedings shall be conducted under the International Arbitration Rules of the American Arbitration Association, as amended from time to time;



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              (5)    Any procedural issues not determined under the arbitrator
                     rules selected pursuant to Article 18.2(C)(4) shall be determined by the arbitration act and any other applicable laws of London, England, other than those laws which would refer the matter to another jurisdiction;

              (6) The costs of the arbitration proceedings (including attorneys' fees and costs) shall be borne in the matter determined by the arbitrator(s);

              (7) The decision of the sole arbitrator or a majority of the arbitrators, as the case may be, shall be reduced to writing; final and binding without the right of appeal; the sole and exclusive remedy regarding any claims, counterclaims, issues or accountings presented to the arbitrator; made and promptly paid in U.S. dollars free of any deduction or offset; and any costs or fees incident to enforcing the award, shall to the maximum extent permitted by law be charged against the Party resisting such enforcement;

              (8) Consequential, punitive or other similar damages shall not be allowed except those payable to third parties for which liability is allocated among the Parties by the arbitral award;

              (9) The award shall include interest from the date of any breach or violation of this Agreement, as determined by the arbitral award, and from the date of the award until paid in full, at the Agreed Interest Rate;

              (10) Judgment upon the award may be entered in any court having jurisdiction over the person or the assets of the Party owing the judgment or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be;

              (11) Whenever the Parties are of more than one nationality, the single arbitrator or the presiding arbitrator, as the case may be, shall not be of the same nationality as any of the Parties or their ultimate parent entities;

              (12)   For purposes of allowing the arbitration provided in this
                     Article XVIII, the enforcement and execution of any arbitration decision and award, and the issuance of any attachment or other interim remedy, any governmental body or agency, including if applicable the EGPC, which becomes a Party to this Agreement agrees to waive all sovereign immunity by whatever name or title with respect to disputes, controversies or claims arising out of or in relation to or in connection with this Agreement or the operations carried out under this Agreement;

              (13) The arbitration shall proceed in the absence of a Party who, after due notice, fails to answer or appear. An award shall not be made solely on the default of a Party, but the arbitrator(s) shall require the party who is present to submit such evidence as the arbitrator(s) may determine is reasonably required to make an award; and

              (14) If an arbitrator should die, withdraw or otherwise become incapable of serving, or refuse to serve, a successor arbitrator shall be selected and appointed in the same manner as the original arbitrator.



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                                  ARTICLE XIX
                       ALLOCATION OF COST RECOVERY RIGHTS

19.1   ALLOCATION OF TOTAL PRODUCTION

       For the purposes of recovery of Petroleum Costs, the total quantity of Hydrocarbons which are produced and saved from all Development Leases in a Calendar Quarter and to which the Parties are entitled under the Concession shall be designated as either Cost Oil or Production Sharing Oil.

19.2   ALLOCATION OF COST OIL

       Subject to Article 3.1 (c) of the Participation Agreement and Article 19.4, Cost Oil shall be allocated in accordance with the Parties' respective Participating Interests. The allocation of Cost Oil shall be as required to recover, in the sequence incurred, all Petroleum Costs and which are recoverable in such Calendar Quarter.

19.3   ALLOCATION OF PRODUCTION SHARING OIL

       Production Sharing Oil shall be allocated among the Parties in proportion to their respective Participating Interests.

19.4   EXCLUSIVE OPERATIONS AND EXTENSIONS OF THE EXPLORATION PERIOD

       Prior to the extension of the term of the Exploration Period and/or Exploration Sub-Period by less than all Parties or, where practicable, prior to the conduct of an Exclusive Operation (or if not, as soon thereafter as is practicable), the Parties shall meet to determine:

       (A) the allocation of Cost Oil and Production Sharing Oil between Development Leases in which the Parties have different Participating Interests;

       (B) the allocation of Cost Oil and Production Sharing Oil between the Parties where Petroleum Costs have been incurred but do not relate to Joint Operations resulting in the creation of a Development Lease but which become recoverable as a result of production from another Development Lease elsewhere in the Concession Area, provided always that Petroleum Costs in relation to a Development Lease shall be recovered first;

       (C) without prejudice to Article 7.9, the manner in which the bonuses contemplated in Article IX of the Concession will be discharged; and

       (D)    such other matters as the Parties may agree.


                                     ARTICLE XX
                                 GENERAL PROVISIONS

20.1   WARRANTIES AS TO NO PAYMENTS, GIFTS AND LOANS

       Each of the Parties warrants that neither it nor its affiliates has made or will make, with respect to the matters provided for hereunder, any offer, payment, promise to pay or authorization of the payment of any money, or any offer, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to or for the use or benefit of any official or employee of the Government or EGPC or to or for the use or benefit of any political party, official, or candidate for the purpose of influencing an official act or decision of that person; inducing that person to do or omit to do any act in violation of his or her lawful duty; or inducing that person



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

-49-

       to use his or her influence with the Government or EGPC to affect or influence any Government or EGPC decision; unless such offer, payment, gift, promise or authorization is authorized by the written laws or regulations of the Arab Republic of Egypt. Each of the Parties further warrants that neither it nor its affiliates has made or will make any such offer, payment, gift, promise or authorization to or for the use or benefit of any other person if the Party knows, has a firm belief, or is aware that there is a high probability that the other person would use such offer, payment, gift, promise or authorization for any of the purposes described in the preceding sentence. The foregoing warranties do not apply to any facilitating or expediting payment to secure the performance of routine Government action. Routine Government action, for purposes of this Article 20.1, shall not include, among other things, Government action regarding the terms, award or continuation of the Concession. Each Party shall respond promptly, and in reasonable detail, to any notice from any other Party or its auditors pertaining to the above stated warranty and representation and shall furnish documentary support for such response upon request from such other Party.

20.2   CONFLICTS OF INTEREST

       (A) Operator undertakes that it shall avoid any conflict of interest between its own interests (including the interests of Affiliates) and the interests of the other Parties in dealing with suppliers, customers and all other organizations or individuals doing or seeking to do business with the Parties in connection with activities contemplated under this Agreement.

       (B)    The provisions of the preceding paragraph shall not apply to:

              (1) Operator's performance which is in accordance with the local preference laws or policies of the Government; or

              (2) Operator's acquisition of products or services from an Affiliate, or the sale thereof to an Affiliate, made in accordance with the terms of this Agreement.

20.3   PUBLIC ANNOUNCEMENTS

       (A) Operator shall be responsible for the preparation and release of all public announcements and statements regarding this Agreement or the Joint Operations; provided that, no public announcement or statement shall be issued or made unless prior to its release all the Parties have been furnished with a copy of such statement or announcement and the approval of the Operating Committee has been obtained. [Where a public announcement or statement becomes necessary or desirable because of danger to or loss of life, damage to property or pollution as a result of activities arising under this Agreement, Operator is authorized to issue and make such announcement or statement without prior approval of the Operating Committee, but shall promptly furnish all the Parties with a copy of such announcement or statement.

       (B) If a Party wishes to issue or make any public announcement or statement regarding this Agreement or the Joint Operations, it shall not do so unless prior to its release, such Party furnishes all the Parties with a copy of such announcement or statement, and obtains the approval of the Operating Committee; provided that, notwithstanding any failure to obtain such approval, no Party shall be prohibited from issuing or making any such public announcement or statement if it is necessary to do so in order to comply with the applicable laws, rules or regulations of any government, legal proceedings or stock exchange having jurisdiction over such Party or its Affiliates as set forth in Articles 15.1(A)(3) and (7).

20.4   SUCCESSORS AND ASSIGNS

       Subject to the limitations on transfer contained in Article XII, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties.

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20.5   WAIVER

       No waiver by any Party of anyone or more defaults by another Party in the performance of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party, whether of a like or of a different character. Except as expressly provided in this Agreement no Party shall be deemed to have waived, released or modified any of its rights under this Agreement unless such Party has expressly stated, in writing, that it does waive, release or modify such right.

20.6   SEVERANCE OF INVALID PROVISIONS

       If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

20.7   MODIFICATIONS

       Except as is provided in Articles 11.2(B) and 20.6, there shall be no modification of this Agreement or the Concession Agreement except by written consent of all Parties.

20.8   HEADINGS

       The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Article.

20.9   SINGULAR AND PLURAL

       Reference to the singular includes a reference to the plural and vice versa.

20.10  GENDER

        Reference to any gender includes a reference to all other genders.

20.11  COUNTERPART EXECUTION

       This Agreement may be executed in as many original counterparts as there are Parties and each such Counterpart shall be deemed an original Agreement for all purposes; provided no Party shall be bound to this Agreement unless and until all Parties have executed a counterpart. For purposes of assembling all counterparts into one document, Operator is authorized to detach the signature page from one or more counterparts and, after signature thereof by the respective Party, attach each signed signature page to a counterpart.


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20.12  ENTIRETY AND CONFLICT

       This Agreement is the entire agreement of the Parties with respect to the subject matter contained herein and supersedes all prior understandings and negotiations of the Parties, with the exception of Articles II and III of the Participation Agreement and the First Amendment to Participation Agreement dated February 4, 2000. In the event of a conflict between Article II or Article III of the Participation
       Agreement or the First Amendment to Participation Agreement and this Agreement, the terms of the Participation Agreement or First Amendment to Participation Agreement shall govern to the extent of the conflict. IN WITNESS of their agreement each Party has caused its duly authorized representative to sign this instrument on the date indicated below such representative's signature.

       ALLIANCE EGYPTIAN NATIONAL EXPLORATION COMPANY

       By:
          -----------------------

       (Print or type name)

       Title:
             --------------------

       Date:
            ---------------------


       GHP EXPLORATION (EGYPT) LTD.

       By:
          -----------------------

       (Print or type name)

       Title:
             --------------------

       Date:
            ---------------------

Alliance Operating Agreement - 20F

                                     EXHIBIT "A"

                                ACCOUNTING PROCEDURE


         ATTACHED TO THAT CERTAIN OPERATING AGREEMENT DATED JANUARY 1, 1999


                                      Between:


                   Alliance Egyptian National Exploration Company

                                        And

                            GHP Exploration (Egypt) Ltd.


Alliance Operating Agreement - 20F

TABLE OF CONTENTS

SECTION I -GENERAL PROVISIONS 1
1.1    Purpose 1
1.2    Conflict with Agreement 1
1.3    Definitions 1
1.4    Joint Account Records and Currency Exchange 2
1.5    Statements and Billings 3
1.6    Payments and Advances 3
1.7    Adjustments 5
1.8    Audits 6
1.9    Allocations 7

SECTION II -DIRECT CHARGES 7
2.1 Licenses, Permits, Etc. 7
2.2 Salaries, Wages and Related Costs 7
2.3 Employee Relocation Costs 8
2.4 Offices, Camps, and Miscellaneous Facilities 9
2.5 Material 9
2.6 Exclusively Owned Equipment and Facilities of Operator and Affiliates 9
2.7 Services 9
2.8 Insurance 10
2.9 Damages and Losses to Property 10
2.10 Litigation and Legal Expenses 11
2.11 Taxes and Duties 11
2.12 Other Expenditures 11

SECTION III -INDIRECT CHARGES 12
3.1 Purpose 12
3.2 Amount 12
3.3 Exclusions 12
3.4 Indirect Charge for Projects 13
3.5 Changes 13

SECTION IV -ACQUISITION OF MATERIAL 13
4.1 Acquisitions 13
4.2 Materials Furnished by Operator 13
4.3 Premium Prices 14
4.4 Warranty of Material Furnished by Operator 15

SECTION V -DISPOSAL OF MATERIALS 15
5.1 Disposal 15
5.2 Material Purchased by a Party of or Affiliate 15
5.3 Division in Kind 15

5.4 Sales to Third Parties 15


SECTION VI INVENTORIES 16

6.1 Periodic Inventories - Notice and Representation 16

6.2 Special Inventories


Alliance Operating Agreement - 20F

                                    EXHIBIT A
                               ACCOUNTING PROCEDURE

Attached to and made part of the Operating Agreement, hereinafter called the "Agreement," effective as of the 1st day of January, 1999, by and between Alliance Egyptian National Exploration Company and GHP Exploration (Egypt) Ltd.

                                     SECTION I

                                 GENERAL PROVISIONS

1.1     PURPOSE

        1.1.1 The purpose of this Accounting Procedure is to establish equitable methods for determining charges and credits applicable to operations under the Agreement which reflect the costs of Joint Operations to the end that no Party shall gain or lose in relation to other Parties.

                It is intended that approval of the Work Program and Budget and AFE's as provided in the Agreement shall constitute approval of the rates and allocation methods used therein to currently charge the Joint Account, but subject to verification by audit at a later date as provided in the Accounting Procedure.

        1.1.2 The Parties agree, however, that if the methods prove unfair or inequitable to Operator or Non-Operators, the Parties shall meet and in good faith endeavor to agree on changes in methods deemed necessary to correct any unfairness or inequity.

1.2     CONFLICT WITH AGREEMENT

        In the event of a conflict between the provisions of this Accounting Procedure and the provisions of the Agreement to which this Accounting Procedure is attached, the provisions of the Agreement shall prevail.

1.3     DEFINITIONS

        The definitions contained in Article I of the Agreement to which this Accounting Procedure is attached shall apply to this Accounting Procedure and have the same meanings when used herein. Certain terms used herein are defined as follows:

        "COUNTRY OF OPERATIONS" shall mean the Arab Republic of Egypt;

        "EXCLUSIVE OPERATION ACCOUNT" shall mean the account maintained by the Operator to record all costs and expenses incurred in connection with an Exclusive Operation.

        "MATERIAL" shall mean personal property (including, but not limited to, equipment and supplies) acquired and held for use in Joint Operations.

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1.4     JOINT ACCOUNT RECORDS AND CURRENCY EXCHANGE

        1.4.1 Operator shall at all times maintain and keep true and correct records of the production and disposition of all liquid and gaseous Hydrocarbons, and of all costs and expenditures under the Agreement, as well as other data necessary or proper for the settlement of accounts between the Parties hereto in connection with their rights and obligations under the Agreement and to enable Parties to comply with their respective applicable income tax and other laws.

        1.4.2 Operator shall maintain accounting records pertaining to Joint Operations in accordance with generally accepted accounting practices used in the international petroleum industry and any applicable statutory obligations of the Country of Operations as well as the provisions of the Concession Agreement and the Agreement. Operator shall maintain its Accounting records in its office in the Country of Operations, unless otherwise directed by the Operating Committee. In addition, all original records must be kept in the Country of Operations unless the Government agrees otherwise.

        1.4.3 Joint Account records shall be maintained by Operator in the English language and in United States of America ("U.S.") currency and in such other language and currency as may be required by the laws of the Country of Operations. All U.S. dollar expenditures shall be charged in the amount expended. All Egyptian Pound expenditures shall be converted to U.S. dollars at the applicable rate of exchange issued by the Central Bank of Egypt on the first day of the month in which expenditures are recorded and all other non-U.S. dollar expenditures shall be translated to U.S. dollars at the arithmetic average buying and selling exchange rates for such currency as quoted by National Westminster Bank Limited, London at 10:30 a.m., G.M.T., on the first day of the month in which the expenditures are recorded. A record shall be kept of the exchange rates used in translating Egyptian Pounds or other non-U.S. dollar expenditures to U.S. dollars.

        1.4.4 Any currency exchange gain or losses shall be credited or charged to the Joint Account, except as otherwise specified in this Accounting Procedure.

        1.4.5 This Accounting Procedure shall apply, MUTATIS MUTANDIS, to Exclusive Operations in the same manner that it applies to Joint Operations; provided, however, that the charges and credits applicable to Consenting Parties shall be distinguished by an Exclusive Operation Account. For the purpose of determining and calculating the remuneration of the Consenting Parties, including the premiums for Exclusive Operations, the costs and expenditures shall be expressed in U.S. currency (irrespective of the currency in which the expenditure was incurred).

        1.4.6 Unless otherwise agreed to by all the Parties, the accrual basis of accounting shall be used in preparing accounts concerning the Joint Operations.

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-3-

1.5     STATEMENTS AND BILLINGS

        1.5.1 Unless otherwise agreed by the Parties, Operator shall submit monthly to each Party, on or before the fifteenth (15th) Day of each month, statements of the costs and expenditures incurred during the prior month, indicating by appropriate classification the nature thereof, the corresponding budget category, and the portion of such costs charged to each of the Parties and crediting each Party for its share of all income and other amounts received.

                These statements, at a minimum, shall contain the following information:

                -advances of funds setting forth the currencies received from each party

                -the share of each Party in total expenditures

                -the current account balance of each Party

                -summary of costs, credits, and expenditures on a current month, year-to-date, and inception-to-date basis or other periodic basis, as agreed by Parties

                -details of unusual charges and credits in excess of ten thousand U.S. dollars (U.S.$10,000.00).

        1.5.2 Operator shall, upon request, furnish a description of the accounting classifications used by it.

        1.5.3 Amounts included in the statements and billings shall be expressed in U.S. currency and reconciled to the currencies advanced.

        1.5.4 Operator shall be responsible for preparing each Party's accounting and tax reports to meet the requirements of the Country of Operations. Each party shall be responsible for preparing its own accounting and tax reports to meet the requirements of all other countries to which it may be subject. Operator, to the extent that the information is reasonably available from the Joint Account records, shall provide Non-Operators in a timely manner with the necessary statements to facilitate the discharge of such responsibility.

1.6     PAYMENTS AND ADVANCES

        1.6.1 Upon approval of any Work Program and Budget, if Operator so requests, each Non-Operator shall advance its share of estimated cash requirements for the succeeding month's operations. Each such cash call shall be equal to the Operator's estimate of the money to be spent in the currencies required to perform its duties under the approved Work Program and Budget during the month concerned. For informational purposes the cash call shall contain an estimate of the funds required for the succeeding two
                (2) months.

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-4-

        1.6.2 Each such cash call, detailed by major budget categories, shall be made in writing and delivered to all Non-Operators not less than fifteen (15) Days before the payment due date. The due date for payment of such advances shall be set by Operator but shall be no sooner than the first Business Day of the month for which the advances are required. All advances shall be made without bank charges. Any charges related to receipt of advances from a Non-Operator shall be borne by that Non-Operator.

        1.6.3 Each Non-Operator shall wire transfer its share of the full amount of each such cash call to Operator on or before the due date, in the currencies requested or any other currencies acceptable to Operator, and at a bank designated by Operator. If currency provided by a Non-Operator is other than the requested currency, then the entire cost of converting to the requested currency shall be charged to that Non-Operator.

        1.6.4 Notwithstanding the provisions of Section 1.6.2, should Operator be required to pay any sums of money for the Joint Operations which were unforeseen at the time of providing the Non-Operators with said estimates of its requirements, Operator may make a written request of the Non-Operators for special advances covering the Non-Operators' share of such payments. Each such Non-Operator shall make its proportional special advances within ten (10) Days after receipt of such notice.

        1.6.5 If a Non-Operator's advances exceed its share of cash expenditures, the next succeeding cash advance requirements, after such determination, shall be reduced accordingly. A Non-Operator may request that its excess advances be refunded. Operator shall make such refund within ten (10) Days after receipt of the Non-Operator's request provided that the amount is in excess of the requesting Non-Operator's share of the cash advance requirements for the succeeding month.

        1.6.6 If Non-Operator's advances are less than its share of cash expenditures, the deficiency shall, at Operator's option, be added to subsequent cash advance requirements or be paid by Non-Operator within ten (10) Days following the receipt of Operator's billing to Non-Operator for such deficiency.

        1.6.7 Any interest received on Joint Account funds shall be applied against the next succeeding cash call or, if directed by the Operating Committee, distributed quarterly. The interest thus received shall be allocated to the Parties on an equitable basis taking into consideration date of funding by each party to the accounts in proportion to the total funding into the account. A monthly statement summarizing receipts, disbursements, transfers to each joint bank account and beginning and ending balances thereof shall be provided by Operator to the Parties.

        1.6.8 If Operator does not request Non-Operators to advance their share of estimated cash requirements, each Non-Operator shall pay its share of cash expenditures within fifteen (15) Days following receipt of Operator's billing.


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

-5-

        1.6.9 Payments of advances or billings shall be made on or before the due date. If these payments are not received by the due date the unpaid balance shall bear and accrue interest from the due date until the payment is received by Operator at the Agreed Interest Rate.

                For the purpose of determining the unpaid balance and interest owed, Operator shall translate to U.S. currency all amounts owed in other currencies using the currency exchange rate readily available to Operator at the close of the last Business Day prior to the due date for the unpaid balance as quoted by the applicable authority identified in Section 1.4.3 of this Section I.

        1.6.10 Subject to governmental regulation, Operator shall have the right, at any time and from time to time, to convert the funds advanced or any part thereof to other currencies to the extent that such currencies are then required for Joint Operations. The cost of any such conversion shall be charged to the Joint Account.

        1.6.11 Operator shall endeavor to maintain funds held for the Joint Account in bank accounts at a level consistent with that required for the prudent conduct of Joint Operations.

        1.6.12 If under the Agreement, Operator is required to segregate funds received from or for the Joint Account, the provisions under this Section 1.6 for payments and advances by Non-Operators shall apply also to Operator.

1.7     ADJUSTMENTS

        Payments of any advances or billings shall not prejudice the right of any Non-Operator to protest or question the correctness thereof; provided, however, all bills and statements rendered to Non-Operators by Operator during any Calendar Year shall conclusively be presumed to be true and correct after twenty-four (24) months following the end of such Calendar Year, unless within the said twenty-four (24) month period a Non-Operator takes written exception thereto and makes claim on Operator for adjustment. Failure on the part of a Non-Operator to make claim on Operator for adjustment within such period shall establish the correctness thereof and preclude the filing of exceptions thereto or making claims for adjustment thereon. No adjustment favorable to Operator shall be made unless it is made within the same prescribed period. The provisions of this paragraph shall not prevent adjustments resulting from a physical inventory of the Property as provided for in
        Section VI. Operator shall be allowed to make adjustments to the Joint Account after such twenty-four (24) month period if these adjustments result from audit exceptions outside of this Agreement, third party claims, or Government or Government Oil Company requirements. Any such adjustments shall be subject to audit within the time period specified in Section 1.8.1.

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1.8.    AUDITS

        1.8.1 A Non-Operator, upon at least sixty (60) Days advance notice in writing to Operator and all other Non-Operators, shall have the right to audit the Joint Accounts and records of Operator relating to the accounting hereunder for any Calendar Year within the twenty-four (24) month period following the end of such Calendar Year. The cost of each such audit shall be borne by Non-Operators conducting the audit. It is provided, however, that Non-Operators must take written exception to and make claim upon the Operator for all discrepancies disclosed by said audit within said twenty-four (24) month period. Where there are two or more Non-Operators, the Non-Operators shall make every reasonable effort to conduct joint or simultaneous audits in a manner which will result in a minimum of inconvenience to the Operator. Operator and Non-Operators shall make every effort to resolve any claim resulting from an audit within a reasonable period of time. In any event, Operator shall respond to auditors report within ninety (90) days of receipt of same. Adjustments agreed between Operator and Non-Operator will be paid to the Parties entitled to such adjustments and recorded in the Joint Account as soon as possible after agreement is reached.

                A Non-Operator may audit the records of an Affiliate of Operator relating to that Affiliate's charges. The provisions of this Accounting Procedure shall apply MUTATIS MUTANDIS to such audits.

        1.8.2 The auditors shall have the right to audit the supporting documentation considered necessary to audit and verify the charges and credits to such Joint Accounts. The auditors shall also have reasonable access to the personnel and facilities, warehouses and offices directly or indirectly serving Joint Operations. Operator shall make every reasonable effort to cooperate with the auditors and provide them with reasonable facilities and assistance in performing each audit.

        1.8.3 If the Operator and Non-Operators are unable to agree on a proposed audit adjustment, such adjustment may be referred to an internationally recognized independent firm of public accountants selected by the Non-Operators as a Joint Account expense, whose result or decision shall be binding on all Parties.

        1.8.4 Any information obtained by a Non-Operator under the provisions of this Section 1.8 which does not relate directly to the Joint Operations shall be kept confidential and shall not be disclosed to any party, except as would otherwise be permitted by Article 15.1(A)(3) and (9) of the Agreement.

        1.8.5 In the event that the Operator is required by law to employ a public accounting firm to audit the Joint Account and records of Operator relating to the accounting hereunder, the cost thereof shall be a charge against the Joint Account, and a copy of the audit shall be furnished to each Party.


Alliance Operating Agreement - 20F

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1.9     ALLOCATIONS

        If it becomes necessary to allocate any costs or expenditures to or between Joint Operations and any other operations, such allocation shall be made on an equitable basis. Upon request, Operator shall furnish a description of its allocation procedures pertaining to these costs and expenditures.

                                     SECTION II

                                   DIRECT CHARGES

Operator shall charge the Joint Account with all costs and expenditures under any Work Program and Budget (or under Article 4.2(B)(11) of the Agreement) in the event of an emergency) and incurred in connection with Joint Operations. It is also understood that charges for services normally provided by an operator such as those contemplated in Section 2.7.2 which are provided by Operator's Affiliates shall reflect the cost to the Affiliate, excluding profit, for performing such services, except as otherwise provided in Section 2.6, Section 2.7.1, and Section 2.5.1 if selected.

The costs and expenditures shall be recorded as required for the settlement of accounts between the Parties hereto in connection with the rights and obligations under this Agreement and for purposes of complying with the tax laws of the Country of Operations and of such other countries to which any of the Parties may be subject. Without in any way limiting the generality of the foregoing, chargeable costs and expenditures shall include:

2.1     LICENSES, PERMITS, ETC.

        All costs, if any, attributable to the acquisition, maintenance, renewal or relinquishment of licenses, permits, contractual and/or surface rights acquired for Joint Operations and bonuses paid in accordance with the Concession when paid by Operator in accordance with the provisions of the Agreement.

2.2     SALARIES, WAGES AND RELATED COSTS

        2.2.1 The employees of Operator and its Affiliates in the Country of Operations directly engaged in Joint Operations whether temporarily or permanently assigned.

        2.2.2 The employees of Operator and its Affiliates outside the Country of Operations directly engaged in Joint Operations whether temporarily or permanently assigned, and not otherwise covered in Section 2.7.2.

        2.2.3 Salaries and wages, including everything constituting the employees' total compensation. To the extent not included in salaries and wages, the Joint Account shall also be charged with the cost to Operator of holiday, vacation, sickness, disability benefits, living and housing allowances, travel time, bonuses, and other customary allowances applicable to the salaries and wages chargeable hereunder, as well as costs to Operator for employee benefits, including but not limited to employee group life insurance, group medical insurance, hospitalization, retirement, and other benefit plans of a like nature applicable to labor costs of Operator. Operator's employees participating in Country of Operations benefit plans may be charged at a percentage rate to reflect payments or accruals made by Operator applicable to such employees. Such accruals for Country of Operations benefit plans shall not be paid by Non-Operators, unless otherwise approved by the Operating Committee, until the same are due and payable to the employee, upon withdrawal of a Party pursuant to the Agreement, or upon termination of the Agreement, which ever occurs first.

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        2.2.4   Expenditures or contributions made pursuant to assessments imposed by governmental authority for payments with respect thereto or on account of such employees.

        2.2.5 Salaries and wages charged in accordance with Operator's usual practice, when and as paid or accrued, or on a basis of the Operator's average cost per employee for each job category; and the rates to be charged shall be reviewed at least annually. In determining the average cost per employee for each job category, expatriate and national employee salaries and wages shall be calculated separately. During a given period of time it is understood that some costs for salaries and wages may be charged on an actual basis while the remaining costs for salaries and wages are charged at a rate based upon the above described average cost.

        2.2.6 Reasonable expenses (including related travel costs) of those employees whose salaries and wages are chargeable to the Joint Account under Sections 2.2.1 and 2.2.2 of this Section II and for which expenses the employees are reimbursed under the usual practice of Operator.

        2.2.7 If employees are engaged in other activities in addition to the Joint Operations, Operator shall promptly notify Non-Operators and the cost of such employees shall be allocated on an equitable basis. The Parties agree that allocation on the basis of time spent on the other activities versus time spent on Joint Operations constitutes an equitable basis.

2.3     EMPLOYEE RELOCATION COSTS

        2.3.1 Except as provided in Section 2.3.3, Operator's cost of employees' relocation to or from the Contract Area vicinity or location where the employees will reside or work, whether permanently or temporarily assigned to the Joint Operations. If such employee works on other activities in addition to Joint Operations, such relocation costs shall be allocated on an equitable basis, or specified in 2.2.7.

        2.3.2 Such relocation costs shall include transportation of employees, families, personal and household effects of the employee and family, transit expenses, and all other related costs in accordance with the Operator's usual practice.

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        2.3.3   Relocation costs from the vicinity of the Contract Area to another location classified as a foreign location by Operator shall not be chargeable to the Joint Account unless such foreign location is the point of origin of the employee.

2.4     OFFICES, CAMPS, AND MISCELLANEOUS FACILITIES

        Costs of maintaining any offices, sub-offices, camps, warehouses, housing, and other facilities of the Operator and/or Affiliates directly serving the Joint Operations. If such facilities serve operations in addition to the Joint Operations the costs shall be allocated to the properties served on an equitable basis.

2.5     MATERIAL

                Cost net for discounts taken by Operator, of Material purchased or furnished by Operator. Such costs shall include, but are not limited to, export brokers' fees, transportation charges, loading, unloading fees, export and import duties and license fees associated with the procurement of Material and in-transit losses, if any, not covered by insurance. So far as it is reasonably practical and consistent with efficient and economical operation, only such Material shall be purchased for, and the cost thereof charged to, the Joint Account as may be required for immediate use.

2.6     EXCLUSIVELY OWNED EQUIPMENT AND FACILITIES OF OPERATOR AND AFFILIATES

        Charges for exclusively owned equipment, facilities, and utilities of Operator and its Affiliates at rates not to exceed the average commercial rates of non-affiliated third parties then prevailing for like equipment, facilities, and utilities for use in the area where the same are used hereunder. On request, Operator shall furnish Non-Operators a list of rates and the basis of application. Such rates shall be revised from time to time if found to be either excessive or insufficient, but not more than once every six months.

        Drilling tools and other equipment lost in the hole or damaged beyond repair may be charged at replacement costs less depreciation plus transportation costs to deliver like equipment to the location where used.

2.7     SERVICES

        2.7.1 The cost of services provided by third parties including Affiliates of Operator other than those services covered by
                Section 2.7.2. Such charges for services by Operator's Affiliates shall not exceed those currently prevailing if performed by non-affiliated third parties pursuant to a competitive bid, considering quality and availability of services.

        2.7.2 The cost of services performed by Operator's Affiliates technical and professional staffs not located within the Country of Operation and which have been approved by the Operating Committee to be performed by Operator or its Affiliate.

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        The charges for such services shall not exceed those currently prevailing if performed by non-affiliated third parties pursuant to a competitive bid, considering the quality and availability of such services.

        Examples of such services include, but are not limited to, the following:

                Geologic Studies and Interpretation
                Seismic Data Processing
                Well Log Analysis, Correlation and Interpretation
                Laboratory Services
                Well Site Geology
                Project Engineering
                Source Rock Analysis
                Petrophysical Analysis
                Geochemical Analysis
                Drilling Supervision
                Development Evaluation
                Accounting and Professional Services
                Other Data Processing

        Costs shall include salaries and wages of such technical and professional personnel, lost time, governmental assessments, employee benefits, and reasonable expenses. Costs shall also include all support costs necessary for such technical and professional personnel to perform such services, such as, but not limited to, rent, utilities, support staff, drafting, telephone and other communications expenses, computer support, supplies, and depreciation.

2.8     INSURANCE

        Premiums paid for insurance required by law or the Agreement to be carried for the benefit of the Joint Operations.

2.9     DAMAGES AND LOSSES TO PROPERTY

        2.9.1 All costs or expenditures necessary to replace or repair damages or losses incurred by fire, flood, storm, theft, accident, or any other cause. Operator shall furnish Non-Operators written notice of damages or losses incurred in excess of ten thousand U.S. dollars (U.S. $10,000.00) as soon as practicable after report of the same has been received by Operator. All losses in excess of ten thousand U.S. dollars (U.S. $10,000.00) shall be listed separately in the monthly statement of costs and expenditures.

        2.9.2 Credits for settlements received from insurance carried for the benefit of Joint Operators and from others for losses or damages to Joint Property or Materials. Each Party shall be credited with its Participating Interest share thereof except where such receipts are derived from insurance purchased by Operator for less than all Parties in which event such proceeds shall be credited to those Parties for whom the insurance was purchased in the proportion of their respective contributions toward the insurance coverage.

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        2.9.3   Expenditures incurred in the settlement of all losses, claims, damages, judgments, and other expenses for the account of Joint Operators.

2.10    LITIGATION AND LEGAL EXPENSES

        The costs and expenses of litigation and legal services necessary for the protection of the Joint Operations under this Agreement as follows:

        2.10.1 Legal services necessary or expedient for the protection of the Joint Operations, and all costs and expenses of litigation, arbitration or other alternative dispute resolution procedure, including reasonable attorneys' fees and expenses, together with all judgements obtained against the Parties or any of them arising from the Joint Operations.

        2.10.2 If the Parties hereunder shall so agree, actions or claims affecting the Joint Operations hereunder may be handled by the legal staff of one of any of the Parties hereto; and a charge commensurate with the reasonable costs of providing and furnishing such services rendered may be made by the Party providing such service to the Operator for the Joint Account, but no such charges shall be made until approved by the Parties.

2.11    TAXES AND DUTIES

        All taxes, duties, assessments and governmental charges, of every kind and nature, assessed or levied upon or in connection with the Joint Operations, other than any that are measured by or based upon the revenues, income and net worth of a Party.

        If Operator or an Affiliate is subject to income or withholding tax as a result of services performed at cost for the operations under the Agreement, its charges for such services may be increased by the amount of such taxes incurred (grossed up).

2.12    OTHER EXPENDITURES

        Any other costs and expenditures incurred by Operator for the necessary and proper conduct of the Joint Operations in accordance with approved Work Programs and Budgets and not covered in this Section II or in
        Section III.

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                                    SECTION III

                                  INDIRECT CHARGES

3.1     PURPOSE

        Operator shall charge the Joint Account monthly for the cost of indirect services and related office costs of Operator and its Affiliates not otherwise provided in this Accounting Procedure. Indirect costs chargeable under this Section III represent the cost of general counseling and support services provided to Operator by its Affiliate. These costs are such that it is not practical to identify or associate them with specific projects but are for services which provide Operator with needed and necessary resources which Operator requires and provide a real benefit to Joint Operations. No cost or expenditure included under Section II shall be included or duplicated under this Section III.

3.2     AMOUNT

        The charge for the period beginning with the Calendar Year through the end of the period covered by Operator's invoice ("Year-to-Date") under
        Section 3.1 above shall be a percentage of the Year-to-Date expenditures, calculated on the following scale (U.S. Dollars):

                                ANNUAL EXPENDITURES
                      $0 to $1,000,000 of expenditures = 2.5%
                       Next $2,000,000 of expenditures = 2.0%
                   Excess above $3,000,000 of expenditures = 1.0%

        Notwithstanding the foregoing, the indirect rates and related calculation method for Joint Operations subsequent to formation of the Operating Company shall be agreed upon by the Parties prior to the submission of the Development Plan.

3.3     EXCLUSIONS

        The expenditures used to calculate the monthly indirect charge shall not include the indirect charge (calculated either as a percentage of expenditures or as a minimum monthly charge), rentals on surface rights acquired and maintained for the Joint Account, the cost of guarantee deposits or letters of credit obtained in connection with Joint Operations, the yearly training cost payment required to be made to the government pursuant to the Concession, pipeline tariffs, concession acquisition costs, bonuses paid in accordance with the Concession, royalties and taxes paid under the Contract, expenditures associated with major construction projects for which a separate indirect charge is established hereunder, payments to third parties in settlement of claims, and other similar items.

        Credits arising from any government subsidy payments, disposition of material, and receipts from third parties for settlement of claims shall not be deducted from total expenditures in determining such indirect charge.

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3.4     BILLINGS

        Indirect costs chargeable by Operator under this Section III during the initial Exploration Phase under the Concession Agreement shall be accrued during the initial Exploration Phase. In the event Joint Operations continue beyond the initial Exploration Phase, Operator may bill each Non-Operator for its proportionate share of such indirect costs accrued hereunder. Any indirect costs incurred in the conduct of Joint Operations subsequent to the initial Exploration Phase shall be charged to the Joint Account on a monthly basis.

3.5     INDIRECT CHARGE FOR PROJECTS

        As to major construction projects (such as, but not limited to, pipelines, gas reprocessing and processing plants, and final loading and terminalling facilities) when the estimated cost of each project amounts to more than U.S. $10,000,000, a separate indirect charge for such project shall be set by the Operating Committee at the time of approval of the project.

3.6     CHANGES

        The indirect charges provided for in this Section III may be amended periodically by mutual agreement between the Parties if, in practice, these charges are found to be insufficient or excessive.

                                     SECTION IV

                              ACQUISITION OF MATERIAL

4.1     ACQUISITIONS

        Materials purchased for the Joint Account shall be charged at net cost paid by the Operator. The price of Materials purchased shall include, but shall not be limited to export broker's fees, insurance, transportation charges, loading and unloading fees, import duties, license fees, and demurrage (retention charges) associated with the procurement of Materials.

4.2     MATERIALS FURNISHED BY OPERATOR

        Materials required for operations shall be purchased for direct charge to the Joint Account whenever practicable, except the Operator may furnish such Materials from its stock under the following conditions:

        4.2.1 NEW MATERIALS (CONDITION "I"). New Materials transferred from the Waterhouse or other properties of Operator shall be priced at net cost determined in accordance with Section 4.1 above, as if Operator had purchased such new material just prior to its transfer.

        Such net costs shall in no event exceed the then current market price.

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4.2.2   Used Materials (Conditions "2" and "3").

        4.2.2.1 Material which is in sound and serviceable condition and suitable for use without repair or reconditioning shall be classed as Condition "2" and priced at seventy-five percent (75%) of such new purchase net cost at the time of transfer.

        4.2.2.2 Materials not meeting the requirements of Section 4.2.2.1 above, but which can be made suitable for use after being repaired or reconditioned shall be classed as Condition "3" and priced at fifty percent (50%) of such new purchase net cost at the time of transfer. The cost of reconditioning shall also be charged to the Joint Account provided the Condition "3" price, plus cost of reconditioning, does not exceed the Condition "2" price; and provided that Material so classified meet the requirements for Condition "2" Material upon being repaired or reconditioned.

        4.2.2.3 Material which cannot be classified as Condition "2" or Condition "3", shall be priced at a value commensurate with its use.

        4.2.2.4 Tanks, derricks, buildings, and other items of Material involving erection costs, if transferred in knocked-down condition, shall be graded as to condition as provided in this
                Section 4.2.2 of Section IV, and priced on the basis of knocked-down price of like new Material.

        4.2.2.5 Material including drill pipe, casing and tubing, which is no longer useable for its original purpose but is useable for some other purpose, shall be graded as to condition as provided in this Section 4.2.2 of Section IV. Such material shall be priced on the basis of the current price of items normally used for such other purposes if sold to third parties.

4.3     PREMIUM PRICES

        Whenever Material is not readily obtainable at prices specified in Sections 4.1 and 4.2 of this Section IV because of national emergencies, strikes or other unusual causes over which Operator has no control, Operator may charge the Joint Account for the required Material at Operator's actual cost incurred procuring such Material, in making it suitable for use, and moving it to the Concession Area, provided that notice in writing, including a detailed description of the Material required and the required delivery date, is furnished to Non-Operators of the proposed charge at least fifteen (15) Days (or such shorter period as may be specified by Operator) before the Material is projected to be needed for operations and prior to billing Non-Operators for such Material the cost of which exceeds ten thousand U.S. dollars (U.S. $10,000.00). Each Non-Operator sha11 have the right, by so electing and notifying Operator within fifteen (15) Days (or such shorter period as may be specified by Operator) after receiving notice form Operator, to furnish in kind all or part of his share of such Material per the terms of the notice which is suitable for use and acceptable to Operator both as to quality and time of delivery. Such acceptance by Operator shall not be unreasonably withheld. If Material furnished is deemed unsuitable for use by Operator, all costs incurred in disposing of such Material or returning Material to owner shall be borne by the Non-Operator furnishing the same unless otherwise agreed by the Parties. If a Non-Operator fails to properly submit an election notification within the designated period, Operator is not required to accept Material furnished in kind by that Non-Operator. If Operator fails to submit proper notification prior to billing Non-Operators for such Material, Operator shall only charge the Joint Account on the basis of the price allowed during a "normal" pricing period in effect at time of movement.

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4.4     WARRANTY OF MATERIAL FURNISHED BY OPERATOR

        Operator does not warrant the Material furnished. In case of defective Material, credit shall not be passed to the Joint Account until adjustment has been received by Operator from the manufacturers or their agents.

                                     SECTION V

                               DISPOSAL OF MATERIALS

5.1     DISPOSAL

        Operator shall be under no obligation to purchase the interest of Non-Operators in new or used surplus Materials. Operator shall have the right to dispose of Material but shall advise and secure prior agreement of the Operating Committee of any proposed disposition of Materials having an original cost to the Joint Account either individually or in the aggregate of ten thousand U.S. Dollars (U.S. $10,000.00) or more. When Joint Operations are relieved of Material charged to the Joint Account, Operator shall advise each Non-Operator of the original cost of such Material to the Joint Account so that the Parties may eliminate such costs from their asset records. Credits for Material sold by Operator shall be made to the Joint Account in the month in which the payment is received for the Material. Any Material sold or disposed of under this Section shall be on an "as is, where is" basis without guarantees or warranties of any kind or nature. Costs and expenditures incurred by Operator in the disposition of Materials shall be charged to the Joint Account.

5.2     MATERIAL PURCHASED BY A PARTY OF OR AFFILIATE

        Material purchased from the Joint Property by a Party or an Affiliate thereof shall be credited by Operator to the Joint Account, with new Material valued in the same manner as new Material under Section 4.2.1 and used Material valued in the same manner as used Material under
        Section 4.2.2, unless otherwise agreed by the Operating Committee.

5.3     DIVISION IN KIND

        Division of Material in kind, if made between the Parties, shall be in proportion to their respective interests in such Material. Each Party will thereupon be charged individually with the value (determined in accordance with the procedure set forth in Section 5.2) of the Material received or receivable by it.

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5.4     SALES TO THIRD PARTIES

        Material purchased from the Joint Property by third parties shall be credited by Operator to the Joint Account at the net amount collected by Operator from the buyer. If the sales price is less than that determined in accordance with the procedure set forth in Section 5.2, then approval by the Operating Committee shall be required prior to the sale. Any claims by the buyer for defective materials or otherwise shall be charged back to the Joint Account if and when paid by Operator.

                                     SECTION VI

                                    INVENTORIES

6.1     PERIODIC INVENTORIES - NOTICE AND REPRESENTATION

        At reasonable intervals, but at least annually, inventories shall be taken by Operator of all Material on which detailed accounting records are normally maintained. The expense of conducting periodic inventories shall be charged to the Joint Account. Operator shall give Non-Operators written notice at least thirty days (30) in advance of its intention to take inventory, and Non-Operators, at their sole cost and expense, shall be entitled to have a representative present. The failure of any Non-Operator to be represented at such inventory shall bind such Non-Operator to accept the inventory taken by Operator, who shall in that event furnish each Non-Operator with a reconciliation of overages and shortages. Inventory adjustments to the Joint Account shall be made for overages and shortages. Any adjustments equivalent to fifty thousand U.S. Dollars (U.S. $50,000) or more shall be brought to the attention of the Operating Committee.

6.2     SPECIAL INVENTORIES

        Whenever there is a sale or change of interest in the Agreement, a special inventory may be taken by the Operator provided the seller and/or purchaser of such interest agrees to bear all of the expense thereof. In such cases, both the seller and the purchaser shall be entitled to be represented and shall be governed by the inventory so taken.

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                                    EXHIBIT "B"


                                     INSURANCE

































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                                  PROGRAM & BUDGET































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